Exhibit 10.1

EXECUTION VERSION

OPERATING AGREEMENT

BY AND AMONG

GENERAL ELECTRIC CAPITAL CORPORATION,

A DELAWARE CORPORATION,

GE CAPITAL COMMERCIAL INC.,

A DELAWARE CORPORATION,

NAVISTAR INTERNATIONAL CORPORATION,

A DELAWARE CORPORATION,

NAVISTAR, INC.,

A DELAWARE CORPORATION,

AND

NAVISTAR FINANCIAL CORPORATION,

A DELAWARE CORPORATION

DATED AS OF MARCH 5, 2010

i

EXHIBITS

Exhibit A – Definitions

Exhibit B – Intentionally Omitted

Exhibit C – Form of Recourse Agreement

Exhibit D – Form of Document Indemnity Letter

Exhibit E – Program Capabilities

Exhibit F – Navistar Services

Exhibit G – Financial Data Reports

Exhibit H – UTC Commissions and Expenses

ii

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is dated as of March 5, 2010 by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, with a business address at 300 E. John Carpenter Freeway, Irving, Texas 75062 (“GECC”), GE CAPITAL COMMERCIAL INC., a Delaware corporation, with a business address at 6510 Millrock Drive, Salt Lake City, Utah 84121 (“GECCI” and together with GECC, “GE Capital”), NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NIC”), NAVISTAR, INC., a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NI” and together with NIC, “Navistar”), and NAVISTAR FINANCIAL CORPORATION, a Delaware corporation with its principal place of business and address at 425 N. Martingale Road, Schaumburg, IL 60173 (“NFC” and together with Navistar, the “Navistar Parties”). Unless otherwise defined herein, all capitalized terms are defined in Exhibit A.

R E C I T A L S

WHEREAS, each of the Navistar Parties and GE Capital are entering into this Agreement with the principal objective of providing a retail customer financing capability (the “Program”) to support the sale of Equipment to non-consumer Customers of Navistar and its Retail Subsidiaries (collectively, the “Navistar Companies”) directly, or indirectly through Dealers, at locations in the United States.

WHEREAS, each of the Navistar Parties and GE Capital wish to agree upon the means and manner of achieving the foregoing and allocating certain risks associated with the future operations of the Program in the manner provided for herein.

NOW, THEREFORE, in consideration of the above premises and of the representations, warranties, covenants and indemnities contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1 Program Structure and Originating Transactions.

(a) (i) Structure of Financings. Beginning on the Effective Date and during the remainder of the Term, GE Capital shall from time to time, subject to the terms hereof, offer to Customers certain retail financing products for use in the Program. Unless otherwise agreed by the Parties, Program Financings (other than Excluded Transactions) included in the Program may be financed or serviced by GE Capital or one of its Affiliates (including GE Government Finance, Inc. and Subsidiaries of GE Capital Financial Inc.) as lessor, secured party, lender and/or payee, and the applicable Navistar Company, Dealer or other Person shall sell, transfer, convey, deliver and assign to GE Capital (or, in the case of such Program Financings which are Loans, to the applicable Purchaser thereof) all of the Equipment subject to such Program Financings in accordance with the terms and conditions set forth in this Agreement or the applicable New Dealer Financing Agreement.

(ii) Program Staffing and Personnel. Subject to Section 9(a), GE Capital shall maintain such staffing levels for the Program, and make available to the Program the services of such personnel and such administrative and support functions, as GE Capital reasonably determines from time to time to be sufficient to enable GE Capital to perform its obligations under this Agreement (including through the use by GE Capital of employees of Affiliates of GE Capital, or the use by GE Capital, at its expense, of outside contractors).

(iii) Rebadged Employees. Prior to the Cutover Date, GE Capital shall offer employment to certain employees of the Navistar Companies in connection with the Program on terms and conditions agreed by GE Capital and Navistar as of the date hereof. GE Capital shall have no obligation to offer employment to any employee of any Navistar Company other than as agreed to in writing by GE Capital and Navistar as of the date hereof.

(iv) Non-Solicitation. Prior to the Cutover Date, GE Capital shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly cause, solicit, induce or encourage any employees of the Navistar Companies to leave such employment; provided that this Section 1(a)(iv) shall not apply to (x) any such employee who has had his or her employment terminated by the Navistar Companies prior to commencement of employment discussions between GE Capital and such person (it being understood that any person resigning or retiring of his or her own volition as an employee of the Navistar Companies shall not be “terminated” for purposes of this Section 1(a)(iv)), (y) general solicitations of employment not specifically directed towards employees of the Navistar Companies or (z) any Rebadged Employee (it being understood that GE Capital shall not hire any Rebadged Employee prior to the Cutover Date).

(b) New Dealer Financing Agreements. From and after the date of this Agreement, GE Capital shall undertake to enter into agreements (each, a “New Dealer Financing Agreement”) with Dealers (including terms and conditions reasonably requested by GE Capital) establishing the rights and obligations of GE Capital and such Dealer with respect to the financing of Equipment manufactured by a Navistar Company and sold by such Dealer. GE Capital shall provide NFC an opportunity to review and comment on the form of the New Dealer Financing Agreement. Navistar shall suggest such modifications or supplements to the New Dealer Financing Agreements as advisable in assisting GE Capital in establishing a mutually beneficial relationship with each Dealer through such New Dealer Financing Agreement. To the extent reasonably practicable, GE Capital will endeavor to include in the form of the New Dealer Financing Agreement provisions to the effect that if NFC is providing wholesale financing to such Dealer, the proceeds of any Program Financing with respect to Equipment financed by NFC shall be directed to NFC to repay outstanding amounts under such financing and that such New Dealer Financing Agreement shall terminate upon the termination of this Agreement. Upon execution of a New Dealer Financing Agreement and the other documentation reasonably necessary to permit GE Capital to provide Program Financings (including Idealease) options to such Dealer of the type provided by NFC to such Dealer prior to the date of this Agreement, GE Capital shall provide a written notice (a “Notice of Acceptance”) with respect to such Dealer that GE Capital is ready to begin originating Program Financings with respect to such Dealer;

provided, however, that GE Capital shall not deliver a Notice of Acceptance with respect to any Dealer unless the following conditions have been met, and Navistar may reject any Notice of Acceptance with respect to any Dealer that Navistar reasonably believes the following conditions have not been met:

(i) GE shall have operable systems in place with such Dealer permitting the origination of Program Financings in the ordinary course of business; and

(ii) GE shall have notified Navistar of its intent to fund or not fund (which shall be deemed Excluded Transactions) any backlog of Navistar approved but unfunded financings, including any credit line that has historically been utilized by customers of such Dealer.

(c) GE Capital as Preferred Provider.

(i) Except with respect to Excluded Transactions, beginning on the Effective Date and during the remainder of the Term, Navistar (A) shall, and shall cause the Navistar Companies to (1) use commercially reasonable efforts to promote and introduce the Program as its and their preferred source of Customer financing for Equipment offered by the Navistar Companies and their related Dealers in the United States and (2) offer GE Capital the right of first refusal to finance all Equipment (including UTC Equipment) offered by the Navistar Companies directly to prospective Customers in the United States, and (B) shall not, and shall cause each Navistar Company not to, approach any other Person as to the possibility of such Person’s financing or arranging for the financing (whether on an individual or programmatic basis) of any proposed sale or lease of Equipment (including UTC Equipment), to Customers of any Navistar Company, at locations in the United States (the “Right of First Refusal”); provided, however, that (x) nothing contained herein shall require GE Capital to develop or make or continue to make available specific programs or products or approve any Customer referred by the Navistar Companies or their respective Dealers, (y) the Right of First Refusal shall not restrict the independent right of a Customer to utilize, directly or indirectly, any third-party financing source independently identified by such Customer to finance its acquisition of Equipment, and (z) notwithstanding the Navistar Companies’ obligations to offer to GE Capital the right to finance each sale or lease of Equipment by the Navistar Companies under the Program with respect to any Application for a proposed Program Financing rejected or not approved by GE Capital in the ordinary course of the approval process set forth herein, Navistar may itself, or may arrange for a third-party financing source to, provide financing for such Customer with respect to such financing; provided that if GE Capital shall have conditionally approved an Application for such proposed Program Financing contingent upon the receipt of a certain level of recourse or other financial accommodation from Navistar, no Navistar Company shall offer or provide to such third-party financing source recourse or other financial accommodation (including price, rate or yield assistance or residual pricing support or discounts, free services or rebates) that is more than the recourse or financial accommodation (including acceptance by a Navistar Company of an origination fee less than the Base Origination Fee) proposed by GE Capital or its Affiliate unless it shall have first offered such recourse or other financial accommodation to GE Capital under the Program. Notwithstanding the foregoing, (i) in the event Navistar or an Navistar Company shall receive executed documentation with respect to any financing from a Dealer that was approved by Navistar or a Navistar Company prior to the Effective Date with respect to such Dealer, Navistar or such Navistar Company shall have the ability, in its sole discretion, to complete such funding and retain the related financing for its own benefit, which financing shall be deemed an Excluded Transaction and (ii) any proposed Program Financing funded by GE Capital or its Affiliate from and after the date hereof shall be a Program Financing for purposes of this Agreement.

(ii) Beginning on the Effective Date and during the remainder of the Term, Navistar shall, and shall cause the other Navistar Companies to, undertake commercially reasonable measures to require their respective sales representatives and similar personnel located in the United States to (A) actively introduce and promote to Customers and Dealers as part of the sales and marketing process for Equipment (including UTC Equipment), the use of Program Financings available pursuant to the Program, (B) incorporate Program materials and references into the Navistar Companies’ standard sales and marketing literature packages and all proposals for the sale of Equipment (including UTC Equipment), (C) refer Customers and Dealers that express an interest in leasing, or financing the acquisition of, Equipment (including UTC Equipment) to be located in the United States to the Program, (D) other than in connection with Excluded Transactions, except as otherwise permitted herein, neither arrange nor promote nor encourage financing of such Equipment from any source other than through GE Capital under the Program nor furnish rate cards, promotional materials or other documentation of or information related to any other source of Equipment financing, (E) provide to its sales force and the Dealers Standard Form Documentation provided by GE Capital suitable for the market served by such sales function or Dealer and coordinate with GE Capital on training of applicable personnel in the proper completion and submission for acceptance by GE Capital of such documentation, and (F) reasonably permit GE Capital personnel supporting the Program to attend sales functions and sales and marketing meetings of the Navistar Companies as representatives of the Navistar Companies’ preferred source for the leasing and financing of such Equipment and provide such GE Capital personnel with no less than the access and attendance granted by the Navistar Companies to similarly situated NFC personnel prior to the inception of the Program (it being understood that any information obtained therefrom shall be deemed to be confidential). The measures undertaken or caused to be undertaken by Navistar pursuant to this Section 1(c)(ii) shall be subject to review by the Executive Committee in the ordinary course in accordance with the authority granted to the Executive Committee under Section 8(e)(iv) of this Agreement. On a quarterly basis, and from time to time as reasonably requested by GE Capital, Navistar shall report to the Executive Committee in reasonable detail the measures it has take pursuant to this Section 1(c)(ii).

(iii) Other than in connection with Excluded Transactions (which may be financed by Navistar or its Subsidiaries or directed to another financing source) or as otherwise agreed to in writing between Navistar and GE Capital, beginning on the Effective Date and during the remainder of the Term, Navistar shall not, and shall cause each Navistar Company to not, (A) prior to delivery by Navistar or GE Capital of a notice of termination or non-renewal pursuant to Sections 21(a), 21(b)(ii), 21(b)(iii) or, following the expiration of the 90-day cure period, 21(c)(ii), approach or enter into discussions with any Person other than GE Capital as to the possibility of such Person’s providing retail lease, loan or other retail financing for the acquisition (including, by lease, sale or otherwise) of Equipment (including UTC Equipment) by non-consumer Customers in the United States provided, (1) Navistar shall have, or shall have caused the applicable Navistar Company to have, first provided to GE Capital the opportunity to provide such financing pursuant to Section 1(c)(i), and (2) such discussions shall not result in any other financing party providing such retail financing to Customers prior to the effectiveness of such termination or non-renewal, and (B) except as expressly provided herein, provide any price or financing support, recourse, discount, rebate, subsidy or similar incentive in respect of such Equipment or otherwise that is reasonably likely to provide any third party an advantage in providing retail financing to Customers in respect of such Equipment unless such incentive, opportunity or benefit is first provided to GE Capital and the Program. Beginning on the Effective Date and during the remainder of the Term, Navistar shall, and shall cause the other Navistar Companies to, use commercially reasonable efforts (x) to monitor compliance by their sales representatives and personnel with the policies referred to in Section 1(c)(ii) and (y) in the ordinary course of their relationship with the Dealers, to share with GE Capital any information obtained, to the Knowledge of Navistar, with respect to the Dealers that any such Person would reasonably deem relevant to GE Capital in connection with GE Capital’s rights and obligations relating to the Program and otherwise to the success of the Program. If GE Capital notifies Navistar, or Navistar otherwise becomes aware, that any such personnel has materially or persistently violated any such policies, Navistar shall take or cause to be taken such action as Navistar reasonably determines to be appropriate in order to emphasize the importance to the Navistar Companies of compliance with such policies and to discourage further violations of such policies by such individual.

(iv) Other than in connection with an Excluded Transaction, during the Term, Navistar shall not permit any Person, other than GE Capital, any Navistar Company and any Affiliate of the Navistar Companies or the syndication partners of the Navistar Companies and their Affiliates as of the date of this Agreement, to use the name “NAVISTAR”, “NAVISTAR FINANCIAL” or “NAVISTAR INTERNATIONAL” (or any derivation thereof) in connection with the provision of leasing or retail financing (or solicitation of leasing or retail financing) of Equipment to Customers of any of the Navistar Companies in the United States; provided that (A) the existing syndication partners of the Navistar Companies may continue to use the names “NAVISTAR”, “NAVISTAR FINANCIAL” and “NAVISTAR INTERNATIONAL” (or any derivation thereof) in connection with the servicing of financing contracts owned by such Persons on the date hereof and (B) the Navistar Companies may, from time to time during the Term, permit their then-existing syndication partners, servicers, agents and contractors with respect to the servicing of the Retained Retail Portfolio to utilize the names “NAVISTAR”, “NAVISTAR FINANCIAL” and “NAVISTAR INTERNATIONAL” (or any derivation thereof) in connection with the billing and collecting of (and initiating collection proceedings relating to) payments due to any Affiliate of any Navistar Company.

(d) Product Reviews. From time to time during the Term, Navistar shall, and shall cause the Navistar Companies to, permit the GE Relationship Manager and GE Capital personnel that primarily support the Program (and, at the discretion of the Navistar Relationship Manager, other employees of GE Capital) to attend product reviews of the Navistar Companies’ Equipment suppliers, including new product introductions, schedules for anticipated product introductions and updates thereof, anticipated pricing changes, projected monthly unit sales by model grouping and new marketing programs, consistent with the access and attendance granted to NFC personnel prior to the inception of the Program (it being understood that any information obtained therefrom shall be deemed to be confidential information).

(e) Training. GE Capital shall, at its sole expense, sponsor training programs for Equipment sales personnel of the Navistar Companies and Dealers in the United States and certain key operations personnel of the Navistar Companies in the United States involved in the administration of the Program, at which such individuals shall receive training in the techniques of using loans, leases and other financial products as sales tools and such other matters as the Parties may mutually agree, consistent with training programs sponsored by NFC or other Navistar Companies prior to the inception of the Program. Such training programs shall be held with such frequency and at such locations as Navistar and GE Capital may mutually agree. Navistar shall encourage, and shall use commercially reasonable efforts to cause its Dealers and their respective Equipment sales personnel and such key operations personnel to attend such training programs. Each Party or other attendee shall bear its own expenses, including travel and lodging expenses, in connection with attending such training programs.

(f) Program Office.

(i) On the Cutover Date, GE Capital shall establish an office to support the development and coordination of the Program (the “Program Office”), which shall be co-located at the NFC facilities located at 425 N. Martingale Road, Schaumburg, IL 60173 (the “Current Navistar Facility”). Navistar shall use commercially reasonable efforts to allow GE Capital to occupy and use space sufficient and appropriate for a Program Office at the Current Navistar Facility. Subject to the provision of such opportunity, GE Capital shall enter into an occupancy and use agreement relating thereto containing terms mutually acceptable to Navistar and GE Capital.

(ii) Subject to Section 1(a)(ii), and as otherwise agreed to in writing between Navistar and GE Capital, beginning on the Cutover Date and during the remainder of the Term, substantially all of the individuals reasonably required to conduct the Program as conducted from time to time during the Term and that are performing functions in connection with the Program substantially similar to the functions performed by the Rebadged Employees immediately prior to the date of this Agreement, including any Rebadged Employees employed by GE Capital, shall be located at the Program Office. Notwithstanding the foregoing, in the event NFC shall relocate its operations to another facility, campus or location located in the greater Chicago area (such facility, campus or location, the “New Navistar Facility”), (A) Navistar shall use commercially reasonable efforts to provide space within the New Navistar Facility reasonably sufficient to house the Program Office and (B) to the extent that Navistar is able to provide space within the New Navistar Facility reasonably sufficient and appropriate to house the Program Office and reasonably equivalent to the economic terms of the occupancy and use agreement in place at the Program Office subject to normal market adjustments, GE Capital shall (x) at Navistar’s sole cost and expense (including any costs and expenses related to the termination of the current lease and the costs related to the build out of the Program Office) relocate the Program Office to such New Navistar Facility to be co-located with Navistar and (y) enter into a lease or occupancy and use agreement (as applicable) relating to such space within the New Navistar Facility, the terms of which shall not require GE Capital to bear related costs and expenses in connection therewith in excess of those borne by GE Capital at the Current Navistar Facility immediately prior to such relocation, subject to normal market adjustments. In the event that Navistar is unable to provide space within the New Navistar Facility reasonably sufficient or appropriate to house the Program Office, GE Capital may continue to maintain the Program Office at the Current Navistar Facility; provided, that GE Capital shall as promptly as reasonably practicable, and at Navistar’s sole cost and expense, relocate the Program Office to a location no greater than 30 miles from the New Navistar Facility if (1) Navistar requests in writing that GE Capital do so or (2) GE Capital is unable to maintain the Program Office at the Current Navistar Facility on reasonably equivalent economic terms (subject to normal market adjustments), it being understood that if GE Capital relocates the Program Office to a facility, campus or location owned, leased, or subleased by GE Capital or any Affiliate thereof at the time of such relocation, then such relocation shall be at GE Capital’s sole cost and expense. Notwithstanding the foregoing, (I) any lease or occupancy and use agreement (as applicable) entered into by GE Capital in respect of the Program Office shall terminate upon the termination of this Agreement and (II) neither GE Capital nor Navistar shall have any obligation to relocate the Program Office in the event that NFC shall relocate its operations to a facility, campus or location outside the greater Chicago area.

Section 2 Consideration of Applications.

(a) Financing Documentation.

(i) GE Capital shall provide the Navistar Companies and their respective Dealers with the Standard Form Documentation and form of Application which shall be co-branded, subject to the terms of the Trademark License Agreement, with the logos of GE Capital and the applicable Navistar Party. During the Term, GE Capital shall be permitted to modify or change any Standard Form Documentation and develop new or additional Standard Form Documentation as necessary in the ordinary course of the management and administration of the Program.

(ii) The Parties shall use commercially reasonable efforts to (A) develop systems interface between the Retail Finance Systems and the GE Capital systems sufficient to allow GE Capital to receive from the Navistar Companies or the respective Dealers, as applicable for each proposed Navistar Program Financing or other Program Financing, respectively, credit and other information available on the Navistar system for use by GE Capital with respect to such proposed Navistar Program Financing or other Program Financing in connection with the completion of the Application Package and (B) provide to GE Capital such other information available to the Navistar Companies

(whether in hard copy or in electronic format) in respect of a Navistar Program Financing or other Program Financing, as reasonably requested from time to time by GE Capital or its Affiliates.

(b) Credit Review.

(i) Upon receipt of an Application Package, GE Capital shall (A) promptly conduct such credit investigation and analysis of the proposed Program Financing as it deems necessary, and (B) use commercially reasonable efforts to promptly approve, conditionally approve or reject each such completed Application, in each case, in a non-discriminatory manner, consistent with the processes and efforts it applies in the review of applications for its own account outside of the Program. GE Capital shall promptly notify the applicable Navistar Company, in respect of a Navistar Program Financing, or the Dealer, in respect of any other Program Financing, of the results of its investigation and analysis and GE Capital’s decision in respect thereof. Upon GE Capital’s rejection of an Application, GE Capital shall provide the Customer with any required ECOA Notices and FCRA Notices, as applicable. GE Capital may, at its discretion and at the request of the Navistar Relationship Manager, suggest alternative financing structures which may enable it to approve a proposed Program Financing.

(ii) Subject in all respects to applicable Law, GE Capital shall promptly provide to Navistar (A) a copy of any Application received from a Customer for a proposed Material Transaction, (B) the results of any credit investigation or analysis with respect to such Material Transaction which GE Capital in its sole discretion reasonably determines it can provide Navistar pursuant to applicable Law and (C) GE Capital’s proposed determination as to the credit approval or the terms thereof in respect of such proposed Material Transaction. Navistar shall have the right to provide additional information with respect to GE Capital’s credit review. Following delivery to Navistar of the foregoing materials and information in respect of such proposed Material Transaction, Navistar shall have three Business Days to consent to the inclusion of such proposed Material Transaction in the Program as a Program Financing upon funding by GE Capital or its Affiliate (any failure by Navistar to provide a response to GE Capital or its Affiliate in such time period shall be deemed a consent to such inclusion).

(c) Special Recourse Contracts.

(i) If, upon completion of its credit review, GE Capital rejects an Application, at its discretion, GE Capital or its Affiliate shall consider, at Navistar’s request, financing such proposed Program Financing through a Special Recourse Line to be made available for Special Recourse Contracts. GE Capital shall consider financing the proposed Program Financing through the Special Recourse Line with full credit support from Navistar and other Credit Enhancements in respect of Damages suffered in connection with such proposed Program Financing (a “Special Recourse Contract”). GE Capital’s decision whether or not to accept such proposed Program Financing as a Special Recourse Contract shall be made in its sole discretion. If accepted, such Special Recourse Contract shall be documented and have the benefit of recourse arrangements in the form of the recourse letter attached as Exhibit C or take such other form as the

Navistar Parties and GE Capital agree upon from time to time. GE Capital shall review annually the Special Recourse Line and may adjust, in its sole discretion, the amount available thereunder based on the aggregate Purchase Price of Equipment funded in respect of Special Recourse Contracts in the previous 12-month period. Any increase of the Special Recourse Line shall be mutually agreed by GE Capital and Navistar.

(ii) If GE Capital accepts a proposed Program Financing as a Special Recourse Contract subject to acceptable recourse arrangements provided by Navistar in accordance with Section 2(c)(i), GE Capital shall inform the relevant Navistar Company of the decision to fund such Special Recourse Contract and the Standard Rate applicable to such Special Recourse Contract. If not previously provided, GE Capital shall provide to the relevant Navistar Company the Application Package for such Special Recourse Contract. Within two Business Days of the later of the receipt of the Application Package or the receipt of the notice of GE Capital’s decision to fund such Special Recourse Contract, Navistar shall, or shall cause the relevant Navistar Company to, provide GE Capital with the Commissioned Rate to be charged in respect of the Special Recourse Contract. GE Capital shall offer such Special Recourse Contract Customer a proposed Program Financing at a rate equal to the sum of the Standard Rate plus the Commissioned Rate. To the extent such Customer seeks to negotiate such offered rate, the applicable Navistar Company shall have the right to negotiate the Commissioned Rate with such Customer provided that such negotiation does not, without the prior written consent of GE Capital, result in (x) an offered rate that is lower than the Standard Rate quoted in respect of such Special Recourse Contract pursuant to this Section 2(c)(ii) and (y) changes to any other terms of the proposed Program Financing offered by GE Capital in respect of such Special Recourse Contract. Navistar shall be entitled to all amounts received from an Obligor in respect of the Special Recourse Contract resulting from the Commissioned Rate.

(iii) All payments made by an Obligor under each Special Recourse Contract and received by or on behalf of GE Capital or its Affiliates shall be applied in a manner consistent with GE Capital’s standard collection application policies. Notwithstanding the foregoing, if an Obligor under a Special Recourse Contract has made a partial payment in respect of such Special Recourse Contract, all amounts shall be applied first to satisfy GE Capital’s due and unpaid receivable under such Special Recourse Contract and the remainder (if any) to Navistar in respect of the Commissioned Rate. GE Capital shall use commercially reasonable efforts to identify, and determine the proper application of, all amounts received by it in respect of Special Recourse Contracts as promptly as practicable following its receipt thereof. Within 30 days after the end of each calendar quarter during the term of a Special Recourse Contract, GE Capital shall pay (in arrears) to the applicable Navistar Company, in immediately available funds, such amounts received by GE Capital or its Affiliate from the Obligor in respect of any current Special Recourse Contract resulting from the Commissioned Rates during the prior quarter.

(d) Exceptions. Nothing contained in this Agreement shall limit in any manner GE Capital’s right to negotiate with Customers and otherwise change, from the Standard Form Documentation, the documentation with respect to any actual or proposed Program Financing with a Customer.

(e) UTC Equipment. Unless otherwise specifically agreed, Navistar Program Financings for UTC Equipment shall be non-recourse to Navistar and shall not be subject to the recourse provisions of Section 16. Notwithstanding the foregoing, GE Capital may, at its option, request that Navistar provide to GE Capital (or Navistar may offer to provide to GE Capital) recourse arrangements or other credit support in connection with a Navistar Program Financing for UTC Equipment for Damages suffered by GE Capital in connection with such proposed Navistar Program Financing. GE Capital’s decision whether or not to accept offered recourse arrangement or other credit support in respect of a proposed Navistar Program Financing for UTC Equipment shall be made in its sole discretion. If GE Capital determines in its sole discretion to enter into any such additional recourse Navistar Program Financing for UTC Equipment, Navistar and GE Capital shall on each such occasion agree as to the extent of Navistar’s recourse liability or other credit support and Navistar and GE Capital shall execute mutually acceptable agreements with respect thereto. If Navistar shall offer to provide to GE Capital any such additional recourse in respect of a proposed Navistar Program Financing for UTC Equipment, GE Capital shall promptly notify Navistar as to whether, in its sole discretion, GE Capital will approve such proposed Navistar Program Financing.

(f) Program Reliance and Recourse. Navistar has provided Acceptable Security to GE Capital in respect of reliance or recourse limits agreed by the Parties in respect of the Program as of the date hereof, the terms and conditions of which are set forth in the L/C Support Agreement.

(g) Material Program Developments. On a quarterly basis, GE Capital shall review with the Executive Committee (i) originations of Material Transactions in the period since the prior review, (ii) any significant Customer at or approaching the limits of funding capacity with GE Capital and its Affiliates and any syndication or capital markets strategy that GE Capital anticipates implementing to increase funding capacity with respect to such Customer and (iii) any material changes to the Program operations or managements.

(h) Approval Process. The Navistar Parties acknowledge and agree that (i) GE Capital applies an integrated approach to funding decisions encompassing credit, pricing, documentation, equipment, legal requirements (including changes in applicable Law) and other risk factors, (ii) the provisions of Sections 2(c), 2(d) and 2(e) shall not be deemed to limit in any manner (x) GE Capital’s sole discretion under Section 3 to make credit decisions in respect of proposed Program Financings, or (y) GE Capital’s rights under Section 2(d) to review and negotiate proposed Program Financing, and (iii) any credit line established by GE Capital for a Customer (unless otherwise specified in writing by GE Capital) shall only be a credit line for transactions documented on Standard Form Documentation.

Section 3 Conditions of Approval.

(a) Approval Management.

(i) Notwithstanding anything to the contrary contained herein, prior to funding GE Capital may revoke its approval of an Application, to the extent permitted under the applicable approval, and transfer to the applicable Navistar Company (in respect of a Navistar Program Financing) or to a Dealer (in respect of any other Program Financing) the applicable Application and the related Final Document Package if either (A) GE Capital has not received the completed Final Document Package within 30 days after the date GE Capital notified Navistar or the related Dealer, as applicable, of its approval of such Application, or (B) GE Capital determines, in its sole good faith judgment, that an Event of Cancellation has occurred. If upon completion of its review of the Final Document Package, GE Capital determines that it cannot approve or fund a proposed Program Financing without additional support from Navistar due to certain documentation deficiencies, GE Capital shall notify Navistar and the related Dealer (as applicable) of such determination. Navistar may, in its sole discretion, through a written authorization executed by the Navistar Relationship Manager or its designee, elect to indemnify GE Capital against any losses it may sustain as a result of such documentation deficiencies. If Navistar elects to indemnify GE Capital and GE Capital accepts such indemnification, in its sole discretion, Navistar shall, prior to GE Capital’s funding of the applicable Program Financing, execute an indemnity letter in the form of Exhibit D or such other document as Navistar and GE Capital agree upon from time to time. If Navistar does not elect to provide GE Capital with such support, GE Capital may revoke its decision to enter into the Navistar Program Financing or other Program Financing (as applicable) or to purchase the related Equipment. Upon revocation of its decision or approval to enter into a Navistar Program Financing or other Program Financing (as applicable) or to purchase the related Equipment, GE Capital shall have no further liability to the Navistar Companies.

(ii) Upon confirmation by GE Capital that it has received (A) a complete Final Document Package with respect to a proposed Program Financing where GE Capital has provided an approval of the Application for such proposed Program Financing (and such approval has not terminated, or expired or been revoked, in each case, pursuant to Section 3(b)) and (B) evidence as to the satisfaction of all conditions to any such approval (if any), GE Capital shall notify the applicable Navistar Party or Dealer that it has approved the financing by GE Capital of the Equipment subject thereto in the manner set forth below.

(b) Approval Term. Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by GE Capital in any particular instance in writing, (1) GE Capital’s credit approval of a Customer shall expire 30 days after such approval, (2) the pricing quote to a Customer shall be valid for seven days, following which it may be adjusted in GE Capital’s sole discretion based on spreads over applicable quoted rates or indices, and (3) GE Capital’s approval of a proposed purchase of Equipment under a proposed Program Financing shall automatically be revoked, in accordance with the terms of the approval, if the Transfer Date with respect to the Equipment subject to such proposed Program Financing does not occur by the earlier of (x) 30 days after GE Capital shall have notified the applicable Navistar Company or respective Dealer of such approval and (y) the expiration date of such approval as communicated by GE Capital to the applicable Navistar Company (in writing with respect to a Navistar Program Financing) or respective Dealer at the time of such approval. In addition, to the extent permitted by such approval, GE Capital may at any time prior to the Transfer Date relating to the Equipment subject to a proposed Program Financing, upon notice to the applicable Navistar Company (in writing with respect to a Navistar Program Financing) or respective Dealer, revoke its approval of such proposed Program Financing if:

(i) at any time after such approval or conditional approval was granted there shall occur and be continuing any GE Capital Termination Event, or a Customer related Event of Cancellation, or

(ii) GE Capital (A) determines that any of the information on which such approval was based is inaccurate or false in any material respect, or (B) becomes aware of additional information (including that there has been a significant change in the Customer’s business or properties or in the ownership or control of such Customer) which, if such information had been provided to GE Capital prior to GE Capital approving such proposed Program Financing would (in GE Capital’s view) have resulted in GE Capital’s rejecting (or, in the case of a conditional approval, further conditioning) the approval of such proposed Program Financing, or (C) determines that there has been a Customer Adverse Change.

(c) Underwriting Review. On a semi-annual basis for the initial 12 months of the Program and on an annual basis thereafter during the Term, at the request of Navistar, GE Capital shall provide employees of Navistar an opportunity to review the underwriting of the Program Financings through a random sampling of the Program Financings funded by GE Capital or its Affiliates and proposed Program Financings rejected for approval for the Program in the prior 12-month period. Navistar and GE Capital shall agree prior to such review on the procedures to be performed by Navistar in respect of such review and the reasonable sample of Program Financings and rejected Applications to be reviewed (including specific Program Financings or Applications designated by Navistar), which sample shall not in any case exceed 100 transactions in the aggregate. GE Capital shall not unreasonably condition, withhold or delay its approval of the nature, scope or timing of the procedures, and shall consider changes in applicable Law in its consideration thereof. Any such review by Navistar shall be conducted with reasonable prior notice to GE Capital, during normal business hours and in such a manner as shall not unduly interfere with or interrupt (i) the operation and conduct of the business of GE Capital or its relevant Affiliate or (ii) the operation, conduct or management of the Program. In connection with the performance of such procedures, GE Capital shall afford Navistar employees access to the Application Package or Final Document Package received by GE Capital or its Affiliate from the Customer in respect of the Program Financings being reviewed and the underwriting and credit records in respect thereof. In furtherance and not by limitation of Section 15, Navistar shall enter into such confidentiality agreements as shall reasonably be required by GE Capital in respect of the conduct of such procedures. Following the completion of any such review, Navistar shall provide the Executive Committee with a report on its findings and may request that the Executive Committee meeting include a review of existing underwriting and credit policies of GE Capital in respect of the Program.

Section 4 Funding.

(a) Purchase Price. Provided that (i) GE Capital has not revoked its approval of an Application in accordance with Section 3(b), (ii) GE Capital has received a completed Final Document Package, (iii) no Navistar Party Default has occurred, and (iv) the amount requested to be funded does not exceed the amount approved for such Application, GE Capital or its Affiliate shall pay the Purchase Price (A) with respect to a Navistar Program Financing, to the applicable Navistar Company or Customer, as applicable, on the Transfer Date or a date agreed by GE Capital and such Customer in connection with any Equipment subject to an Open Account Navistar Program Financing, or (B) with respect to any other Program Financing, to the applicable Dealer, on the Transfer Date. GE Capital or its Affiliate shall wire transfer the Purchase Price to the account designated by the applicable Navistar Company from time to time. Any Purchase Price or other amount to be paid to a Dealer in accordance with this Section 4(a) in respect of Equipment that is, or was prior to the commencement of a proposed Program Financing, subject to a Wholesale Financing Transaction with a Navistar Company shall be paid to such Dealer and such payment shall be deemed to have been paid with the consent of Navistar unless mutually agreed otherwise by Navistar, GE Capital and the applicable Dealer.

Section 5 Equipment Title and Warranties.

(a) With respect to each Navistar Program Financing which constitutes a Lease, Navistar hereby consents to the assignment to GE Capital of any purchase order for, and all warranty rights in connection with, the Equipment related to such Navistar Program Financing. With respect to each Navistar Program Financing other than those which constitute Leases, Navistar hereby acknowledges that it has transferred to the applicable Customer the warranty in connection with the Equipment related to such Navistar Program Financing in accordance with it usual and customary business practices.

(b) With respect to each Navistar Program Financing, Navistar shall bear all risk of loss to the Equipment until the date of its shipment or delivery to the applicable Customer (in accordance with the agreement between Navistar and such Customer); thereafter the applicable Customer shall bear all risk of loss to the Equipment.

(c) It is the intent of the Parties that each Navistar Program Financing shall be deemed to be an absolute and present sale and assignment of the applicable Equipment, not an assignment for the purposes of collateral security, and shall in no way be construed as an extension of credit by GE Capital to a Navistar Company. Navistar shall not, and shall cause the other Navistar Companies to not, take any action or do or cause anything to be done that shall limit, restrict or impair the passage of any manufacturer’s or other warranties in respect of the Equipment subject to each such Navistar Program Financing to GE Capital, and the applicable Customer.

Section 6 Rates.

(a) GE Capital Standard Rates; Credit Approval. GE Capital shall establish and modify from time to time standard interest rates applicable to Program Financings (“Standard Rates”), which Standard Rates shall be provided to the Navistar Companies and their designated

Dealers on a transaction by transaction basis or as otherwise determined by GE Capital. The Standard Rates shall be indexed for Customers in a manner determined by GE Capital in its sole discretion from time to time. In addition to differences based on term and Equipment type, the Standard Rates may be comprised of different spreads or other indices based upon the applicable initial Customer credit classification, transaction size and certain other factors determined, from time to time, by GE Capital. The Standard Rates may be modified periodically by GE Capital, including modifications reflecting changes in the underlying swap rates or indices. From time to time, Navistar may request that GE Capital agree to offer special rates generally or to finance a Customer’s acquisition of Equipment at a rate which is lower than the Standard Rate proposed by GE Capital. Neither GE Capital nor its Affiliates shall have any obligation to offer such lower rates generally or to enter into any Program Financing that provides for an economic yield to GE Capital which is lower than the yield inherent in the Standard Rate proposed by GE Capital. In the event that Navistar requests in a writing executed by the Navistar Relationship manager or its designee that GE Capital offer special rates generally or to finance a Customer’s acquisition of Equipment at a rate which is lower than the Standard Rate proposed by GE Capital, GE Capital may, at its discretion, offer such lower rate to Customers or such Customer. Such lower interest rate would be calculated by GE Capital taking into consideration an assumed liquidation rate for the proposed Program Financing as mutually determined by GE Capital and Navistar. GE Capital or its Affiliate would reduce the Purchase Price to be paid with respect to such Program Financing by an amount equal to the difference between (x) the present value, calculated by GE Capital, of the payments under the Program Financing utilizing the Standard Rate proposed by GE Capital for such Program Financing and (y) the present value, calculated by GE Capital, of the payments under the Program Financing utilizing the lower interest rate requested by Navistar and that was determined using the agreed liquidation rate.

(b) Residual Policy.

(i) The Standard Rates offered by GE Capital for Program Financings which constitute Leases may be based in part upon the residual values, if any, assumed by GE Capital for the Equipment. From time to time, GE Capital shall establish a residual value position, if any, which GE Capital may assume with respect to each such Program Financing (the “Base Residual Value”). If Navistar desires to support a residual value for the Equipment in excess of the Base Residual Value determined by GE Capital (the “Booked Residual Value”), Navistar shall guarantee a residual amount for the Equipment equal to the difference between the Booked Residual Value and the Base Residual Value (the “Guaranteed Residual Amount”). Navistar in a writing executed by the Navistar Relationship Manager or its designee shall provide written verification of the Guaranteed Residual Amount prior to funding by GE Capital of each related Program Financing. Nothing in this Section 6(b) shall be deemed (A) to require the Parties to assume any residual value position with respect to any specific Equipment or any Program Financing, (B) to obligate GE Capital to accept any Guaranteed Residual Amount, or (C) to limit GE Capital’s discretion to reject Applications as it deems fit in accordance with the terms of this Agreement. In the event that upon the sale of the related Off Contract Equipment, the Net Remarketing Proceeds with respect to such Equipment are less than the Booked Residual Value with respect to such Program Financing with a Guaranteed Residual Amount (it being understood that the obligation of Navistar to make any such payment shall be subject to the limitations set forth in Section 16 and on GE Capital obtaining possession of the related Equipment promptly upon such Equipment coming off contract in accordance with the original term (or such extended term as shall have been approved by Navistar)), Navistar shall within 10 days of written demand from GE Capital pay to GE Capital any shortfall.

(ii) Notwithstanding the foregoing, in no event shall GE Capital have any obligation to disclose any residual information to any Navistar Company or any Dealer, and Navistar (on behalf of itself and each other Navistar Company) hereby irrevocably waives all rights to require GE Capital to do so.

(iii) Notwithstanding anything to the contrary contained herein, GE Capital shall be entitled to supplement the Residual Policy from time to time to add residual information with respect to new items or models of Equipment not previously included in the Residual Policy. In addition, GE Capital shall be entitled to amend, modify or supplement the Residual Policy, in its sole discretion, in order to add or change prospectively the Base Residual Values with respect to any future Program Financing and the Equipment covered thereby (whether in connection with an individual Program Financing, with respect to a particular class of Equipment offered by the Navistar Companies or otherwise). In accordance with Section 6(b)(i), Navistar shall have the right to offer additional residual pricing support to adjust any changes in Residual Policy implemented by GE Capital (whether on an individual transaction basis or with respect to classes or categories of Equipment subject to Program Financings).

(c) Credit Policy. It is expressly agreed that GE Capital shall maintain final authority over the credit approval policy (including changes thereto) and associated credit decisions.

Section 7 Relationship Managers.

GE Capital shall from time to time appoint a relationship manager, subject to the approval of Navistar (which approval shall not be unreasonably withheld, conditioned or delayed), who shall function as GE Capital’s primary management contact with Navistar under the Program (the “GE Capital Relationship Manager”), who shall be (a) an employee of GE Capital, (b) responsible for the maintenance of the regular and ongoing relationship between the Parties and (c) dedicated solely to the support of the Program. Navistar shall from time to time appoint a relationship manager who shall function as Navistar’s primary management contact with GE Capital or its Affiliates under the Program (the “Navistar Relationship Manager”), who shall be an employee of a Navistar Company and who shall be responsible for the maintenance of the regular and ongoing relationship between the Parties. GE Capital and the Navistar Parties shall each provide the other with written notice of the identity of the initial GE Capital Relationship Manager or the initial Navistar Relationship Manager, as applicable, no later than 30 days following the date hereof.

Section 8 Executive Committee.

(a) Generally; Size. In connection with the Program, GE Capital and Navistar shall establish and shall maintain an executive committee (the “Executive Committee”) to monitor and review the operation and administration of the Program and oversee the relationship of the Parties. The Executive Committee shall consist of two designees of Navistar (collectively, the “Navistar Designees”), and two designees of GE Capital (collectively, the “GE Capital

Designees”), all of whom shall be voting members of the Executive Committee. GE Capital and the Navistar Parties shall each provide the other with written notice of the identity of the initial GE Capital Designees or the initial Navistar Designees, as applicable, no later than 30 days following the date hereof. From and after the date hereof, any appointment or removal by GE Capital of any GE Capital Designee and any appointment or removal by Navistar of any Navistar Designee shall be evidenced in writing signed by a duly authorized representative of the appointing or removing Party and shall be delivered to the other Parties.

(b) Composition; Term of Office. The Navistar Designees shall be employees of a Navistar Company familiar with the Program and generally familiar with the Equipment and products offered by the Navistar Companies. The GE Capital Designees shall be employees of GE Capital familiar with the Program and generally familiar with the credit markets, equipment financing and financial services. Each Designee shall hold such position until his or her successor is appointed in accordance with Section 8(d) or until his or her earlier resignation, death or removal.

(c) Meetings; Vote; Etc. At least one Navistar Designee and one GE Capital Designee must be present for a quorum for the transaction of business by the Executive Committee. The affirmative vote of each of the GE Capital Designees and each of the Navistar Designees who, in each case, are present at any meeting at which a quorum is present shall constitute an act of the Executive Committee. Meetings of the Executive Committee shall be held at the end of each calendar quarter on a date specified by the Executive Committee, unless otherwise waived by a determination of the Executive Committee. In addition, a special meeting of the Executive Committee may be called upon the request of at least one Navistar Designee and one GE Capital Designee; provided that no more than two meetings of the Executive Committee shall be convened in any calendar quarter. Meetings of the Executive Committee may be held in person or by telephone conference, provided that the Executive Committee shall have the ability to act without a meeting if the action taken is unanimously approved in writing. Written notice of meetings of the Executive Committee shall be delivered at least 10 Business Days prior to the date of such scheduled meeting by express mail, overnight courier service or personal delivery to each of the Designees at the addresses set forth on the applicable notices provided pursuant to Section 8(a). Such notice shall state the place, date, and time of the meeting and the agenda for such meeting. Any requirements of furnishing a notice may be waived by any Designee who signs a waiver of notice before or after the meeting. The presence of a Designee at a meeting (whether in person or telephonically) shall constitute a waiver by such Person of notice of such meeting, except in each case when such Person attends such meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business thereat as a consequence of the meeting not properly being called or convened.

(d) Resignation; Removal; Vacancies. Any Designee may resign from the Executive Committee at any time by giving written notice to the Party that appointed such Designee and to the other Parties. The resignation of any Designee shall take effect upon receipt of notice thereof by each of the Parties or at such later time as shall be specified in such notice. Any Designee may be removed, with or without cause, at any time upon the written direction of the Party that appointed such Designee, effective upon the delivery of such written direction by the removing Party to the other Parties. Unless otherwise provided in this Agreement, any vacancies resulting from the death, resignation or removal of any Designee shall be filled, in a manner consistent with this Agreement, by the Party that appointed such Designee.

(e) Authority. The authority, functions and duties of the Executive Committee shall consist solely of the following:

(i) the review of the reports prepared by GE Capital or Navistar in respect of the Program’s operation and administration, including requests for recourse, pending and settled litigation and Material Transactions;

(ii) the review of the Program’s operational and service strategies, market and product trends and outlooks, new business opportunities, performance metrics and new product strategies, and recommend appropriate actions with respect thereto to the Relationship Managers;

(iii) the review of proposals for amendments to this Agreement and the making of recommendations with respect thereto to the Relationship Managers;

(iv) the review of any matters referred by GE Capital or Navistar in accordance with Sections 1(c)(ii) and 3(c);

(v) the review and discussion of any material Program development pursuant to Section 2(g);

(vi) without prejudice to any other rights of the Parties hereunder, the review, mediation and resolution of disputes that may arise among GE Capital and Navistar relating to the Program, including in respect of any Loss Amount calculation submitted pursuant to Sections 16(a) or 16(b); and

(vii) the recommendation of new types of financing products and modifications of existing financing products to be offered from time to time by GE Capital in connection with the Program.

In addition to the foregoing, the Executive Committee shall review the operations of the Program on an overall basis and make recommendations to GE Capital and Navistar with respect to the improvement of such operations or other matters relating to the Program.

Section 9 General Administrative Services.

(a) Generally. As provided herein or as otherwise agreed to in writing between GE Capital and Navistar from time to time, GE Capital shall provide such general administrative and operational services in connection with the Program, including field sales support, operations support, credit investigation, billing and collections.

(b) Customer Inquiries. GE Capital shall conduct its communications with Customers under Program Financings in a courteous, prompt and efficient manner and shall use commercially reasonable efforts to answer Customers’ and Navistar’s inquiries relating to Program Financings on Business Days via an “800” or other toll-free telephone line from

7:00 AM to 7:00 PM (Central time). Customer inquiries received when no personnel are available shall be recorded electronically and responded to promptly. GE Capital shall promptly forward to the applicable Navistar Company all Customer complaints related to service, maintenance or the performance of the Equipment (including with respect to any Equipment Manufacturing Obligations), and Navistar shall endeavor to resolve, or cause to be resolved, all such referred Customer complaints promptly and with the same level of diligence and care Navistar exercised in respect of Equipment financed by NFC. GE Capital shall have the right to deal with all Program Financings and Customers in the sole exercise of its business judgment. The rights and obligations of the Parties hereunder shall remain unaffected by any such activity.

(c) Collections; Litigation; Recoveries.

(i) GE Capital shall have the full right and authority to bill and collect the Program Financings and pursue any and all available remedies against Obligors in connection with any defaults thereunder (including commencing litigation and foreclosing against such Obligor). GE Capital shall not be required or obligated to commence litigation or collection activities against any Obligor under any Program Financing; provided, however, that GE Capital shall provide Navistar timely information pursuant to Section 10(a) in respect of Defaulted Financing Contracts.

(ii) GE Capital shall not be entitled to settle or compromise, without the prior written consent of Navistar, any claims or obligations in respect of a Program Financing to the extent (a) any Navistar Party is a named party in litigation relating to such claim or (b) such claim is a Warranty Claim. If Navistar elects not to consent to a written offer of settlement or compromise proposed by GE Capital with respect to a claim made under a Defaulted Financing Contract that is acceptable to the other parties to the proposed settlement, Navistar shall repurchase such Defaulted Financing Contract and the rights and claims related thereto from GE Capital in consideration for the payment by Navistar to GE Capital of the amount for which GE Capital proposed to settle such claims. If Navistar elects to purchase such Defaulted Financing Contract, (x) GE Capital shall transfer the applicable Defaulted Financing Contracts and any Equipment subject thereto to NFC (or its designee) on an “AS-IS, WHERE-IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto) and (y) Navistar shall indemnify GE Capital in respect of Damages in respect of such Defaulted Financing Contract in accordance with Section 19(a), to the extent that the proposed settlement or compromise would have released GE Capital from liability with respect to such Damages or to the extent such Damages arose in connection with events occurring after the date of Navistar’s purchase of such Defaulted Financing Contract; provided, however, that Damages shall not include the GE First Loss Amount applicable to such Defaulted Financing Contract. Notwithstanding the foregoing, in respect of each Non-Assumable Action or other Action, (x) to the extent that such Non-Assumable Action or other Action does not relate to a Warranty Claim, GE Capital shall have the sole right to defend any such Non-Assumable Action and settle or otherwise dispose of such Non-Assumable Action or claim, and (y) to the extent that such Non-Assumable Action or other Action includes one or more Warranty Claims (a “Specified Non-Assumable Action”), GE Capital shall have the right to defend any such Specified Non-Assumable Action and, to the extent any such Warranty Claim included in such Specified Non-Assumable Action can be segregated from the Non-Warranty Claims included in such Specified Non Assumable Action and settled or compromised without prejudicing the disposition of the Warranty Claim, GE Capital shall be entitled to settle or compromise in its sole discretion any Non-Warranty Claims related to such Specified Non-Assumable Action. With respect to any Specified Non-Assumable Action that GE Capital is defending, settling or otherwise disposing of, Navistar shall be permitted to participate at its own expense in the defense of such Action and, to the extent that such Specified Non-Assumable Action contains a Warranty Claim that is segregable, shall be entitled to assume the defense of such Warranty Claim.

(d) Refinancing Activity. During the Term, GE Capital shall not, and shall cause its Affiliates not to, undertake any systematic sales effort or program expressly targeted at Specified Navistar Customers with the aim of or that would reasonably be expected to result in the Refinancing with Program Financings of any significant amount of commercial retail finance receivables originated by the Navistar Companies that, as of the date of any such proposed Refinancing, both are owned by Navistar or its Subsidiaries and constitute earning assets on the books of Navistar or its Subsidiaries; provided, however, that nothing herein shall prevent GE Capital from entering into a Program Financing with individual Customers during the Term who seek to Refinance any existing financing originated by Navistar or its Subsidiaries with a Program Financing. GE Capital shall provide Navistar prior written notice of any systematic sales effort for Refinancing of material Customer segments under the Program and Navistar shall have the option of identifying to GE Capital within 30 days of such notice, Specified Navistar Customers and the retail earning receivables of such Specified Navistar Customers owned by Navistar or its Subsidiaries as of such date and GE Capital shall not (i) expressly target such Specified Navistar Customer in any such systematic sales effort or program or (ii) Refinance any financing by Navistar or its Affiliates of a Specified Navistar Customer during the term of such systematic sales effort or program. In the event that GE Capital or its Affiliates (without the prior written consent of Navistar) Refinance in any calendar year during the Term any existing Idealease Program Financings originated by Navistar or its Subsidiaries with a Program Financing in an aggregate amount exceeding $10 million in outstanding principal balance, GE Capital shall pay to Navistar, as the sole and exclusive remedy under the Program and this Agreement in respect of such Idealease Refinancings under this Section 9(d), the Specified Refinance Amount. Without limiting the foregoing, during the Term, GE Capital shall adopt guidelines and shall use reasonable efforts to ensure compliance by its officers, employees and agents therewith, prohibiting any sales effort or program expressly targeted at, with the aim of or that would reasonably be expected to result in the Refinancing with Program Financings of any commercial retail finance receivables originated by the Navistar Companies that, as of the date of any such proposed Refinancing, both are owned by Navistar or its Subsidiaries and constitute earning assets on the books of Navistar or its Subsidiaries.

(e) Delegation. For the purposes of exercising GE Capital’s rights and carrying out its obligations under the Program, the Navistar Parties hereby make and appoint GE Capital as the Navistar Parties’ true and lawful attorney-in-fact for the purpose of endorsing checks with respect to any Program Financing.

(f) Related Program Services. In addition to and not by limitation of Sections 1(d) and 1(e), at Navistar’s request, GE Capital shall from time to time (i) devise and propose to the

Navistar Companies financing products deemed useful and suitable for the promotion of the Equipment, (ii) assign certain of its employees (experienced with the financial products of GE Capital and with financing options for the Equipment) to attend certain trade shows, expositions, conventions and similar events which are attended by the Navistar Companies, (iii) sponsor periodic training programs for certain Navistar Companies’ sales representatives at which such individuals shall be trained in the techniques of using leases and other financial products as sales tools, the proper documentation of Program Financings, and such other matters as the Parties may mutually agree upon; provided that (x) Navistar shall, and shall cause each other Navistar Company to, use commercially reasonable efforts to encourage its sales representatives to attend such training programs, and (y) all training expenses (other than the transportation and travel and living expenses of the Navistar Companies’ employees who attend such training sessions) shall be borne by GE Capital and (iv) maintain Program capabilities set forth on Exhibit E.

(g) Marketing Services. During the Term GE Capital shall provide, at its own expense, such other marketing support to the Program as it determines is appropriate to support the growth and development of the Program, including, as applicable or necessary, the provision of Customer marketing materials, internal sales educational materials, internal sales operational procedure materials, promotional materials and internet/intranet financial services development. Unless otherwise agreed in advance by Navistar, GE Capital shall be responsible for the cost and expenses of any broad mass mailings, extraordinary internet development and other non-standard marketing initiatives. All forms of written sales and marketing materials intended for general distribution shall be subject to the approval of Navistar, which approval shall not be unreasonably withheld, conditioned or delayed.

(h) Navistar Services. In addition to and not by limitation of Section 1(d), Navistar shall (i) on a regular basis inform the GE Capital Relationship Manager of its current list prices for Equipment and sales and promotion plans and (ii) invite the GE Capital Relationship Manager (or other appropriate GE Capital employees) to participate in selected portions of sales and marketing meetings, product announcements and such other events, in each case, to the extent and in a manner consistent with the information and attendance supplied to similarly situated NFC personnel prior to the inception of the Program (it being understood that any information obtained therefrom shall be deemed to be confidential) and (iii) provide such other services as are set forth on Exhibit F.

Section 10 Information and Reports; Access.

(a) Reporting; Financial Data. During the Term, GE Capital shall provide to Navistar, and Navistar shall provide to GE Capital such reports and data at such times as are set forth on Exhibit G.

(b) Systems Interfaces. During the Term (i) subject in all respects to Section 15, (A) Navistar shall use commercially reasonable efforts to maintain (for the benefit of GE Capital and Navistar in respect of the Program) existing electronic interfaces currently in place between Navistar and NFC and (B) GE Capital and Navistar shall use commercially reasonable efforts to develop new electronic interfaces with each other as mutually determined, in each case that are consistent with good accounting, financial control and security practices, and facilitate interaction between their respective information systems with the principal objective of effectuating a reasonably practical degree of automation with respect to the performance of their respective duties and obligations in connection with the Program and (ii) GE Capital and Navistar shall provide such additional systems supports and services as mutually agreed by GE Capital and Navistar. It is understood by each of GE Capital and Navistar that over time, their respective business processes, systems, applications and databases will be subject to update and change in the normal course of business. Each of GE Capital and Navistar will use commercially reasonable efforts to (1) communicate to the other as soon as reasonably practicable those changes reasonably expected to materially impact the Program and (2) work with the other to maintain the Program-related interfaces where impacted by ongoing individual business and technology changes. Each Party shall bear its own costs associated with making any changes required by this Section 10(b).

(c) Program Access. Subject in all respects to Section 15 and without duplication of the access provided Navistar pursuant to Section 3(c) (which shall be solely conducted under the terms thereof), annually, upon the request of the other Party and with reasonable prior notice, during normal business hours and in such a manner as shall not unduly interfere with or interrupt (i) the operation and conduct of such Party’s business or (ii) the operation, conduct or management of the Program, Navistar and GE Capital shall each provide representatives of the other Party with access to the calculations and accounting books, records, and files used or held for use by such Party in connection with the Program, to permit such representatives to review and consult with respect to the operation, administration and performance of the recourse and remarketing arrangements set forth in Sections 16 and 17. The costs (including reasonable out-of-pocket costs) of any access provided or obtained pursuant to this Section 10(c) incurred by any Party shall be borne exclusively by such requesting Party.

Section 11 General Representations and Warranties of the Navistar Parties.

Each of NIC and NI jointly and severally as to them with respect to clauses (a) - (k) below, and NFC severally and not jointly and only as to itself and with respect to clauses (a) - (g), (l) and (m) below, represents and warrants to GE Capital and its successors and permitted assigns that as of the date hereof, the date of each Application and throughout the term of each Program Financing:

(a) Such Navistar Party (i) is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power to own and lease its properties and to carry on its business as it is now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign corporation in all jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of Navistar or its Subsidiaries to perform their obligations under this Agreement or the Ancillary Agreements.

(b) Such Navistar Party has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, the Ancillary Agreements, and each other agreement, document and instrument executed and delivered by such Navistar Party pursuant hereto and thereto.

(c) The execution and delivery of this Agreement, the Ancillary Agreements, and each other agreement, document and instrument executed and delivered by such Navistar Party pursuant hereto and thereto, and the performance by such Navistar Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of such Navistar Party.

(d) This Agreement, the Ancillary Agreements and each other agreement, document and instrument executed and delivered by such Navistar Party pursuant hereto and thereto constitute the legal, valid and binding obligation of such Navistar Party, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

(e) None of the execution and delivery by such Navistar Party of this Agreement, any Ancillary Agreements or any other agreement, document and instrument executed and delivered by such Navistar Party pursuant hereto or thereto, the compliance by such Navistar Party with the terms and provisions hereof and thereof, or the consummation by such Navistar Party of the transactions contemplated hereby and thereby, will (i) conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation under the certificate of incorporation or by-laws of such Navistar Party, (ii) materially violate any Law to which such Navistar Party, any of their respective Subsidiaries or any of their respective properties are subject, (iii) conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of acceleration, termination or cancellation under any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which such Navistar Party or any of its respective Subsidiaries is a party or which is binding on any of their respective properties, except, in the case of clauses (ii) or (iii), for such conflicts, breaches or defaults as shall not, individually or in the aggregate, have a Material Adverse Change or (iv) increase any benefits otherwise payable to any Business Employee under any Navistar Benefit Plan or result in the acceleration of the time of payment or vesting of any such benefits.

(f) There are no civil, criminal or administrative suits, actions or proceedings pending (including any counterclaims) or, to the Knowledge of such Navistar Party, threatened in any court or before any regulatory commission, board or other administrative or Governmental Entity against or affecting such Navistar Party which if adversely determined against such Navistar Party could materially impair such Navistar Party’s ability to perform its obligations hereunder or in connection with the Program.

(g) The execution and delivery by such Navistar Party of this Agreement, the Ancillary Agreements, and each other agreement, document and instrument executed and delivered by such Navistar Party pursuant hereto and thereto and the consummation by such Navistar Party of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by such Navistar Party with, nor require any consents, licenses, permits, authorizations or approvals from, (i) any Governmental Entity or (ii) any other Person, other than (A) those already obtained, given, effected or taken prior to the date hereof, and (B) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Change, and (C) the filing by the Navistar Parties of this Agreement and the Ancillary Agreements with the Commission’s public disclosure system.

(h) Except as disclosed in forms and reports that Navistar has publicly filed with the Commission since January 1, 2007 and prior to the date hereof, such Navistar Party directly or indirectly owns and operates, and since January 1, 2007 has owned and operated, its business in all material respects in compliance with all applicable Laws and licenses, permits, authorizations and approvals issued to such Navistar Party by any Governmental Entity, and has not provided, administered or serviced collateral protection insurance to any Obligor in respect of Equipment. All actions by such Navistar Company in connection with the Program Financings or any Customer, including all actions taken in connection with referral of any Program Financings and the related obligors to GE Capital have been and will be at all times in compliance with all applicable Law, including any federal, state and local anti-bribery, anti-money laundering and anti-trust laws. Such Navistar Company has not made and will not make any payments to any Customer or any other Person in connection with any Program Financing which are improper or illegal payments, gifts, gratuities or campaign contributions and has filed and will file all required reports with respect to all campaign contributions.

(i) The most recent publicly available financial statements of such Navistar Party fairly present the financial position of such Navistar Party as of the dates thereof and the results of operations of such Navistar Party for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis.

(j) Except as set forth on Schedule 11(j) or previously disclosed in writing to GE Capital, (i) to the Knowledge of Navistar none of the Navistar Companies is, nor is any other party in material breach of or in material default under (A) any ITEC Sales/Maintenance Agreement, (B) the Idealease Program or (C) the NFC dealer agreements (collectively, “Material Arrangements”) which, in Navistar’s best judgment taking into consideration its experience in owning, operating and administering a finance business, would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of an Application if such fact or circumstance were known to GE Capital prior to the funding of a proposed Program Financing.

(k) With respect to each (i) Navistar Program Financing, the applicable Navistar Company originated, assigned or transferred the relevant manufacturer’s statement of origin or purchase order in the ordinary course of business in accordance with its customary business practices, (ii) Specified Navistar Financing Contract, to the Knowledge of Navistar, except as previously disclosed in writing by Navistar to GE Capital, no fraudulent act has been committed in connection with such Specified Navistar Financing Contract which (A) in Navistar’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of such Application if such fact or circumstance had been known to GE Capital prior to the funding of such proposed Specified Navistar Financing Contract or (B) would constitute an event of default under such Specified Navistar Financing Contract, and (iii) Specified Navistar Financing Contract, except as previously disclosed in writing by Navistar to GE Capital, as of the origination of such Specified Navistar Financing Contract there are no agreements or arrangements, written or otherwise, that could directly affect the rights or obligations of the parties under such Specified Navistar Financing Contract.

(l) Except as set forth on Schedule 11(l) or previously disclosed in writing to GE Capital, to the Knowledge of NFC none of NFC nor any of its Subsidiaries is, nor is any other party in material breach of or in material default under any Material Arrangement which, in NFC’s best judgment taking into consideration its experience in owning, operating and administering a finance business, would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of an Application if such fact or circumstance were known to GE Capital prior to funding a proposed Program Financing.

(m) To the Knowledge of NFC, except as previously disclosed in writing by Navistar to GE Capital, no fraudulent act has been committed in connection with any proposed or executed Specified Navistar Financing Contract which (i) in Navistar’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of such Application if such fact or circumstance had been known to GE Capital prior to the funding of such proposed Specified Navistar Financing Contract or (ii) would constitute an event of default under such Specified Navistar Financing Contract, and as of the origination of such Specified Navistar Program Financing, there are no agreements or arrangements, written or otherwise, that could directly affect the rights or obligations of the parties under such Specified Navistar Program Financing.

Section 12 Covenants of GE Capital.

GE Capital hereby covenants to the Navistar Parties and their respective successors and assigns that throughout the Term:

(a) GE Capital shall cause all personnel of GE Capital and its Affiliates who are involved with the origination or sourcing of proposed Program Financings or with the purchase of Equipment by Customers to promptly and accurately respond to the best of their knowledge to reasonable inquiries from Navistar in accordance with applicable Law with respect to any credit or other information reasonably relevant to a credit determination concerning any actual or proposed Customer in respect of a Program Financing. GE Capital shall not, and shall cause each of its Affiliates not to, engage in or commit any misconduct or make any misrepresentation in the sourcing, negotiation or documentation of a Program Financing or with respect of the related Equipment under such Program Financing (including misrepresentations by any employee, representative or agent of any Affiliate of GE Capital to an Obligor, a Customer or any Navistar Company).

(b) GE Capital shall promptly notify Navistar of any material fact or circumstance to the Knowledge of GE Capital concerning the Customer under any Program Financing or proposed Program Financing which in GE Capital’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to have caused Navistar, in light of such fact or circumstance, to revoke or terminate its agreement to provide recourse pursuant to Section 16 (other than in respect of any Special Recourse Contract) if such fact or circumstance had been known to Navistar prior to the funding of such Program Financing.

(c) From and after the date hereof, GE Capital shall cause the GE Capital Relationship Manager to, promptly after becoming aware of the same, notify Navistar in writing if there shall be any suit or proceeding pending or threatened in any court or before any Governmental Entity against or affecting GE Capital or any of its Subsidiaries that the GE Capital Relationship Manager reasonably determines materially impairs GE Capital’s ability to perform its obligations under this Agreement, the Ancillary Agreements or in connection with the Program.

(d) GE Capital shall promptly notify Navistar if, to the Knowledge of GE Capital, any fraudulent act is or has been committed in connection with any proposed or existing Program Financing or any Customer in respect of the related Equipment under any such arrangement which (A) in GE Capital’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to have caused GE Capital, in light of such fact or circumstance, to reject, or revoke its approval or conditional approval of, such Application if such fact or circumstance had been known to GE Capital prior to the funding of such Program Financing or (B) would constitute an event of default under such Program Financing.

Section 13 General Representations and Warranties of GE Capital.

GE Capital hereby represents and warrants to the Navistar Parties and their respective successors and permitted assigns that as of the date hereof, the date of each Application and throughout the term of each Program Financing:

(a) GE Capital (i) is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power to own and lease its properties and to carry on its business as it is now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign corporation in all jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a material adverse effect on GE Capital’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

(b) GE Capital has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, the Ancillary Agreements, and each other agreement, document and instrument executed and delivered by GE Capital pursuant hereto and thereto.

(c) The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document and instrument executed and delivered by GE Capital pursuant hereto and thereto, and the performance by GE Capital of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of GE Capital.

(d) This Agreement, the Ancillary Agreements and each other agreement, document and instrument executed and delivered by GE Capital pursuant hereto and thereto constitute the legal, valid and binding obligation of GE Capital, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

(e) None of the execution and delivery by GE Capital of this Agreement, any Ancillary Agreement or any other agreement, document and instrument executed and delivered by GE Capital pursuant hereto or thereto, the compliance by GE Capital with the terms and provisions hereof and thereof, or the consummation by GE Capital of the transactions contemplated hereby and thereby, will (i) conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation under the certificate of incorporation or by-laws of GE Capital, (ii) materially violate of any Law to which GE Capital, any of its Subsidiaries or any of their respective properties are subject, or (iii) conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation under any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which GE Capital or any of its Subsidiaries is a party or which is binding on any of their respective properties, except, in the case of this clause (iii), for such conflicts, breaches or defaults as shall not, individually or in the aggregate, have a material adverse effect with respect to GE Capital or its ability to perform its obligations under this Agreement or the Ancillary Agreements.

(f) There are no civil, criminal or administrative suits, actions or proceedings pending (including any counterclaims) or, to the Knowledge of GE Capital, threatened in any court or before any regulatory commission, board or other administrative or governmental agency against or affecting GE Capital which if adversely determined against GE Capital could materially impair GE Capital’s ability to perform its obligations hereunder or in connection with any Program Financing.

(g) The execution and delivery by GE Capital of this Agreement, the Ancillary Agreements, and each other agreement, document and instrument executed and delivered by GE Capital pursuant hereto and thereto and the consummation by GE Capital of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by GE Capital with, nor require any consents, licenses, permits, authorizations or approvals from, (i) any Governmental Entity or (ii) any other Person, other than (A) those already obtained, given, effected or taken prior to the date hereof, in the case of clauses (i) and (ii) above and (B) those the failure of which to obtain or make would not reasonably be expected to have an material adverse effect relating to GE Capital, in the case of clause (ii).

Section 14 Covenants of Navistar. Navistar hereby covenants to GE Capital and its successors and assigns that throughout the Term:

(a) Navistar shall comply, and shall cause each other Navistar Company to comply, in the ordinary course of its usual and customary business practices, with (i) all of their agreements or commitments (if any) with Obligors under or relating to each Program Financing and the Equipment covered thereby and (ii) all product and equipment warranties by the Navistar Companies in respect of product manufacture and design with respect to any Equipment financed under the Program (the “Equipment Manufacturing Obligations”). In addition to and not by limitation of the foregoing, Navistar shall, and shall cause each Navistar Company to, in the ordinary course of its usual and customary business practices, honor any agreements made or express warranties given by any Navistar Company or its agents to any Customer in connection with any Program Financing. Without limiting the foregoing, to the extent GE Capital has repossessed any Equipment with respect to any Defaulted Equipment Contract, Navistar shall, in the ordinary course of its usual and customary business practices, fulfill its warranty obligations to repair such Equipment.

(b) Navistar shall comply with all applicable Laws in all material respects, including in connection with Navistar’s distribution or sale of Equipment.

(c) With respect to any Equipment subject to a Program Financing that is, or was prior to the commencement of such proposed Program Financing, subject to a Wholesale Financing Transaction with a Navistar Company, Navistar shall and shall cause the Navistar Companies upon payment of the applicable Purchase Price to Navistar in respect of such Program Financing, to release, discharge and remove any and all Liens of any nature created by, through or in favor of the Navistar Company, including any Liens in respect of the Wholesale Financing Transaction to which such Equipment is or was subject and the applicable Purchaser shall receive, on the Transfer Date thereof, good and valid title to such Equipment free and clear of any Navistar created Liens.

(d) Navistar shall promptly notify GE Capital upon (i) it, any of its Affiliates or any of their respective employees or agents, obtaining any knowledge of any Dealer that is “sold out of trust” (SOT) in respect of a Wholesale Financing Transaction or is 30 days past due in payment of an amount material to such Obligor or performance of any of its material obligations in respect of an open account with a Navistar Company, (ii) any written notice of the termination or cancellation of an ITEC Sales/Maintenance Agreement or similar Dealer agreement or arrangement of a Navistar Company with a Dealer or (iii) the classification or movement of any Dealer into the DealCor system.

(e) If Navistar shall during the Term (i) change its jurisdiction of organization or (ii) change its name, identity or corporate structure to such an extent that any financing statement filed by GE Capital in connection with this Agreement shall become misleading, Navistar shall give GE Capital notice within 30 days after the occurrence of such event.

(f) If NIC shall cease to be a reporting company under Section 13(a) or 15(d) of the Exchange Act or shall otherwise cease to file or be obligated to file with the Securities and Exchange Commission (the “Commission”) Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Navistar shall provide to GE Capital the practical equivalents thereof (at the same times as shall otherwise apply with respect to NIC’s filing of such financial statements and reports) which shall be accompanied by a certificate, executed by an officer of NIC, certifying that the information contained therein fairly present in all material respects the financial position of NIC on a consolidated basis as of the dates thereof and the results of operations of NIC on a consolidated basis for the periods covered thereby, all in conformity with United States generally accepted accounting principles applied on a consistent basis (subject, in the case of quarterly financial statements, to normal year-end adjustments that shall not be material in amount). If NFC shall cease to be a reporting company under Section 13(a) or 15(d) of the Exchange Act or shall otherwise cease to file or be obligated to file with the Commission Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Navistar shall provide to

GE Capital copies of the annual and quarterly financial statements of NFC, if any, and related officer’s certificates (on which GE Capital may rely) that NFC is required to deliver pursuant to (i) the Credit Agreement to the administrative agent thereunder or (ii) any successor third party credit facility or third party arrangement for indebtedness (if any), in each case, at the same time they are delivered to such administrative agent or third party.

(g) Navistar shall provide written notice to the Executive Committee as promptly as practicable after becoming aware of any fact, circumstance or event that would reasonably be expected to result in a Material Adverse Change.

(h) Navistar shall cause all personnel of the Navistar Companies who are involved with the origination or sourcing of proposed Program Financings or with the sale of Equipment to Customers to promptly and accurately respond to the best of their knowledge to reasonable inquiries from GE Capital in accordance with applicable Law with respect to any credit or other information reasonably relevant to a credit determination concerning any actual or proposed Customer in respect of a Specified Navistar Financing Contract. Navistar shall not, and shall cause each Navistar Company not to, engage in or commit any misconduct or make any misrepresentation in the sourcing, negotiation or documentation of a Specified Navistar Financing Contract or with respect of the related Equipment under such Specified Navistar Financing Contract (including misrepresentations by any employee, representative or agent of any such Navistar Company to an Obligor, a Customer or any financing party).

(i) Navistar shall use commercially reasonable efforts to assist GE Capital in its efforts to enter into New Dealer Financing Agreements with Dealers. During the Term, Navistar shall use commercially reasonable efforts to cooperate with GE Capital and its Affiliate in developing a Program relationship with the Dealers and endeavoring to ensure compliance of the Dealers with respect to such Dealers’ obligations to GE Capital and its Affiliates.

(j) Navistar shall, and shall cause each Navistar Company to, execute and deliver on the date hereof each Ancillary Agreement to which it is a party.

(k) With respect to each Navistar Program Financing and each Program Financing of which a Navistar Company has material information, including any Special Recourse Contract or other proposed or executed Program Financing in respect of which a Navistar Company has participated in the underwriting or servicing thereof (each such proposed or executed Program Financing, a “Specified Navistar Financing Contract”), Navistar shall promptly notify GE Capital of any fact or circumstance to the Knowledge of Navistar concerning the Customer under such proposed Specified Navistar Financing Contract which (i) in Navistar’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of such Application if such fact or circumstance had been known to GE Capital prior to the funding of such proposed Specified Navistar Financing Contract or (ii) would constitute an event of default under such Specified Navistar Financing Contract.

(l) From and after the date hereof, Navistar shall, and shall cause the Navistar Companies to, promptly after becoming aware of the same, notify GE Capital in writing if there shall be any suit or proceeding pending or, to the Knowledge of such Navistar Party or any Navistar Subsidiary, threatened, in any court or before any Governmental Entity against or affecting Navistar or any Navistar Subsidiary that, in Navistar’s sole estimation, would reasonably be expected to materially impair a Navistar Party’s ability to perform its obligations hereunder or in connection with the Program.

(m) Navistar shall promptly notify GE Capital if, to the Knowledge of Navistar, (i) any fraudulent act is or has been committed in connection with any proposed Specified Navistar Financing Contract or any Customer or Dealer or in respect of the related Equipment under any such Specified Navistar Financing Contract which (A) in Navistar’s best judgment taking into consideration its experience in owning, operating and administering a finance business would reasonably be expected to cause GE Capital, in light of such fact or circumstance, to revoke its approval or conditional approval of such Application if such fact or circumstance had been known to GE Capital prior to the funding of such proposed Specified Navistar Financing Contract or (B) would constitute an event of default under such Specified Navistar Financing Contract, (ii) any of the Equipment subject to a Specified Navistar Financing Contract is not in conformity with applicable Law in all material respects or (iii) a Navistar Party is in default of any agreements made or express warranties given by any Navistar Company or its agents to any Customer or Obligor in connection with any Specified Navistar Financing Contract.

(n) NIC acknowledges, and agrees to cause each of NI and NFC to perform and otherwise comply with, its obligations under this Agreement and the Ancillary Agreements, as applicable.

Section 15 Confidentiality.

(a) GE Capital and Navistar covenant and agree that each shall, and shall cause their respective Affiliates and designees to the Executive Committee to, (i) hold in confidence the information provided or disclosed pursuant to the terms of this Agreement and the Ancillary Agreements, including Sections 1(c)(ii)(F), 1(d), 2(g) and 3(c)) and any other provision of this Agreement or any Ancillary Agreement that deems the information provided or received thereby as confidential, the amount of recourse provided by Navistar to GE Capital in connection with the Program or any Program Financing and any confidential information provided by Navistar or any of its Affiliates to GE Capital (in the case of GE Capital’s obligations hereunder) or by GE Capital or any of its Affiliates to Navistar or any of the Navistar Subsidiaries (in the case of Navistar’s obligations hereunder), in each case, pursuant to this Agreement or any Ancillary Agreement or in connection with the Program contemplated hereby, in each case to the same extent that and in the same manner as such receiving party protects its own confidential or proprietary information, but in any event to an extent and in a manner that is commercially reasonable, (ii) use such information solely for purposes of this Agreement or the Program (including, for purposes of remarketing Remarketing Equipment), and (iii) not, without the prior consent of the other Parties, disclose, or cause to be disclosed, such information to any Person, except that any such information may be disclosed:

(i) to GE Capital’s and its Affiliates’ or Navistar’s and its Affiliates’ respective directors, officers, employees, representatives, accountants, counsel or special counsel whom the receiving party determines should know or have access to such information and who have been instructed or have a duty to keep such information confidential in accordance with the terms hereof; provided, however, that front-end (origination) sales personnel of GE Capital who are not dedicated to the Program shall be deemed not to have a need to know or have access to such confidential information of Navistar for purposes of this Section 15(a)(i);

(ii) to such other Persons whom GE Capital or Navistar, as the case may be, reasonably deems necessary in connection with the enforcement of their rights under its Agreement;

(iii) to the extent required pursuant to applicable Law (including the Securities Act of 1933, as amended, the Exchange Act or federal and state privacy Laws) or any Governmental Entity (including the Internal Revenue Service, state taxing authorities, the Commission or federal or state judicial authorities or the FDIC or the Utah Department of Financial Institutions);

(iv) by GE Capital or its Affiliates (x) to potential investors, purchasers or financing sources in connection with any actual or proposed sale or syndication of a Program Financing or any participation or interest therein or (y) to the extent required or appropriate to be disclosed in response to a reasonable request by rating agencies or underwriters in connection with financing transactions undertaken by GE Capital or its Affiliates, who agree or are under a duty to hold such information confidential in accordance with the terms hereof; and

(v) by Navistar or its Subsidiaries to the extent required or appropriate to be disclosed in response to a reasonable request by rating agencies, underwriters, lenders or other parties in connection with financing or other transactions undertaken by Navistar or its Subsidiaries (as borrower or obligor), who agree or are under a duty to hold such information confidential in accordance with the terms hereof.

(b) The provisions of this Section 15 shall not apply to information (other than the terms of this Agreement) that is (i) received by a Party (or an Affiliate or Designee of such Party) that is or becomes generally available to the public other than as a result of a breach by such Party or any of its Affiliates of the provisions of Section 15(a); (ii) hereafter lawfully acquired by a Party (or an Affiliate or Designee of such Party) on a non-confidential basis from a source that, to such Party’s knowledge at the time, is not providing such information in violation of a confidentiality or similar agreement with any Person; or (iii) known to such Party prior to receipt thereof from another Party or its Affiliates.

(c) Notwithstanding any other provision of this Agreement or any Ancillary Agreement, except with respect to the obligations pursuant to Section 1(a)(iv), no Party nor any of its Affiliates shall have any obligation to disclose to the other Party or is Affiliates any information that such Party or its Affiliates is prohibited from disclosing by Law or agreement binding on such disclosing Party (other than an agreement entered into to avoid disclosure obligations under this Agreement); and in the event that any Party or its Affiliates shall make any disclosure that it was permitted not to make pursuant to the foregoing, promptly upon the discovery thereof, such Party shall give notice to the other of such improperly disclosed information and, upon receipt of such notice, the Party receiving such information shall take commercially reasonable efforts to promptly return or destroy any copies of such information, cease using or, subject to Section 15(a)(iii), disclosing such information, and will use commercially reasonable efforts to cause other to whom its has disclosed such information to take similar actions.

Section 16 Recourse on Defaulted Financing Contracts.

(a) Promptly following the repossession of the Defaulted Equipment within the Repossession Period, and the determination of Estimated Remarketing Proceeds in respect of Recourse Equipment subject to a Recourse Contract or an Idealease Recourse Contract, GE Capital shall deliver to Navistar a Recourse Notice setting forth (i) the Credit Loss Event under such Defaulted Financing Contract and (ii) the Estimated Loss Amount with respect to such Defaulted Financing Contract as of the date of such Credit Loss Event (together with a summary showing in reasonable detail the manner in which such Estimated Loss Amount was calculated). GE Capital and Navistar shall promptly discuss any proposed adjustments or revisions to the Estimated Loss Amount and shall endeavor to resolve any disputes in respect thereto. In the event the Parties are unable to resolve such dispute in respect of such Estimated Loss Amount, the dispute shall be immediately submitted to the Executive Committee for resolution (without prejudice to any other right of the Parties hereunder). Within 10 Business Days after the end of the calendar month in which such Recourse Notice is received from GE Capital, Navistar shall pay to GE Capital or its Affiliate (as directed by GE Capital in such Recourse Notice), in immediately available funds, the Estimated Loss Amount set forth in such Recourse Notice.

(b) Promptly following a Credit Loss Event in respect of a Special Recourse Contract, GE Capital shall deliver to Navistar a Recourse Notice with respect thereto setting forth (i) the Credit Loss Event under such Defaulted Financing Contract and (ii) the Special Recourse Amount with respect to such Defaulted Financing Contract as of the date of such Credit Loss Event (together with a summary showing in reasonable detail the manner in which such Special Recourse Amount was calculated). GE Capital and Navistar shall promptly discuss any proposed adjustments or revisions to the Estimated Loss Amount and shall endeavor to resolve any disputes in respect thereto. In the event the Parties are unable to resolve such dispute in respect of such Estimated Loss Amount, the dispute shall be immediately submitted to the Executive Committee for resolution (without prejudice to any other right of the Parties hereunder). Within 10 Business Days after the end of the calendar month in which such Recourse Notice is received from GE Capital, Navistar shall pay to GE Capital or its Affiliate (as directed by GE Capital in such Recourse Notice), in immediately available funds, the Special Recourse Amount set forth in such Recourse Notice. Concurrently with the payment of the Special Recourse Amount by Navistar, GE Capital shall sell, transfer and assign to Navistar (or its designee) and Navistar shall or shall cause a Navistar Company to repurchase from GE Capital or its Affiliate such Special Recourse Contract and any Equipment subject thereto (if any) on an “AS IS, WHERE IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto). For the avoidance of doubt, Navistar and GE Capital understand and agree that, promptly following a Credit Loss Event in respect of a Special Recourse Contract, GE Capital shall follow its customary standard of care pursuant to this Agreement or as otherwise agreed to in writing between Navistar and GE Capital to repossess the Equipment related to a Defaulted Financing Contract that is a Special Recourse Contract, but the failure to repossess such Equipment by exercising such standard of care shall not restrict GE Capital’s right to receive the Recourse Amount in respect of such Special Recourse Contract.

(c) Following payment of the Estimated Loss Amount by Navistar pursuant to Section 16(a) and the expiration of the Remarketing Period and the sale of the Defaulted Equipment to Navistar or a third party, GE Capital or its Affiliates shall deliver to Navistar a Recourse Settlement Statement setting forth in reasonable detail (i) an accounting of the Net Remarketing Proceeds actually realized by GE Capital or its Affiliate in respect of Defaulted Equipment subject to a Recourse Contract or an Idealease Recourse Contract, (ii) a calculation of the Loss Amount as of such date (together with a summary showing in reasonable detail the manner in which such Loss Amount was calculated) and (iii) the amount of the Recourse Settlement Payment. Within 10 Business Days after the end of the calendar month in which such Recourse Settlement Statement is received from GE Capital, the following amounts shall be paid by wire transfer of immediately available funds to an account designated in writing by the recipient thereof to the other party prior to the date of such payment as follows: (x) if the Loss Amount exceeds the Estimated Loss Amount, Navistar shall pay to GE Capital or its Affiliate an amount equal to the Recourse Settlement Payment; or (y) if the Estimated Loss Amount exceeds the Loss Amount, GE Capital or its Affiliate shall pay to Navistar an amount equal to the Recourse Settlement Payment.

(d) Following payment of the Recourse Settlement Payment with respect to a Recourse Contract or an Idealease Recourse Contract, GE Capital or its Affiliate shall calculate (solely for purposes of this Section 16) a loss on such Defaulted Financing Contract in an amount equal to the amount by which (i) the Credit Loss Amount exceeds (ii) the Net Remarketing Proceeds (the “Contract Loss”). If the Contract Loss is a positive value, GE Capital or its Affiliate shall pursue collection actions against the Obligor in respect of the Contract Loss in accordance with Section 16(e) and shall manage all communications with the Obligor, including accumulating the total loss in respect of such Defaulted Financing Contract for purposes of third-party filings and communications and shall provide the Obligor with the appropriate notices, documentation and related forms.

(e) Recoveries (if any) collected or received by GE Capital or its Affiliates in respect of a Recourse Contract or an Idealease Recourse Contract while it is servicing such contract shall be allocated as follows: (i) until such time as GE Capital or its Affiliates realize, in the aggregate with respect to such Defaulted Financing Contract, an amount equal to any unreimbursed GE Deficiency Amount for such Defaulted Financing Contract, each of GE Capital and Navistar shall be allocated an amount equal to the product of (x) such Recovery multiplied by (y) the applicable Loss Percentage, and (ii) following such time, to Navistar. Notwithstanding anything to the contrary, Navistar and its Affiliates shall not have (and each of Navistar and its Affiliates hereby waives) any rights (by subrogation or otherwise) to any Recoveries in respect of any Program Financing except as expressly provided in the foregoing clause and Section 16. Upon a determination by GE Capital not to pursue any further collection, repossession or foreclosure efforts with respect to such Defaulted Financing Contract, GE Capital shall notify Navistar in writing of such determination. Within 10 Business Days of the receipt of such notice, Navistar shall have the option to repurchase or cause to be repurchased such Defaulted Financing Contract in consideration for the amounts already received by, or credited to, Navistar or its Affiliates in respect of such Defaulted Financing Contract through such notice date. If Navistar elects to repurchase such Defaulted Financing Contract, GE Capital shall sell, transfer and assign to Navistar (or its designee), such Defaulted Financing Contract and any Equipment subject thereto (if any) on an “AS IS, WHERE IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto). Recoveries (if any) collected or received by Navistar in respect of a Recourse Contract or an Idealease Recourse Contract after its purchase of such contract shall be allocated as follows: (i) to Navistar until such time as Navistar realizes an amount equal to any unreimbursed Recourse Amount or Idealease Recourse Amount with respect to such Defaulted Financing Contract, (ii) to GE Capital until such time as GE Capital or its Affiliates realize an amount equal to any unreimbursed GE Deficiency Amount for such Defaulted Financing Contract, and (iii) thereafter, to Navistar.

(f) Notwithstanding any other provision of this Agreement to the contrary, in calculating any Loss Amount payable pursuant to this Section 16 in respect of a Defaulted Financing Contract, (i) Navistar shall be credited for (and the amount of the GE First Loss Amount shall be increased by) an amount equal to the Credit Loss Amount on such Defaulted Financing Contract incurred as a result of a breach by GE Capital of any representation, warranty or covenant made by GE Capital in this Agreement or its obligations pursuant to Sections 9(a) or 23 of this Agreement or otherwise agreed to in writing by Navistar and GE Capital and (ii) GE Capital shall be credited for (and the amount of the GE First Loss Amount shall be reduced by) an amount equal to the Credit Loss Amount under such Defaulted Financing Contract incurred as a result of a breach by the Navistar Companies of any representation or warranties made by Navistar Parties in this Agreement or the Navistar Companies’ obligations pursuant to Section 14, and in each case only for the amount by which such Credit Loss Amount in respect of such Defaulted Financing Contract exceeds the aggregate amount of the Loss Amount payable in respect of such Defaulted Financing Contract. Any adjustment to the Loss Amount pursuant to this Section 16(f) shall preclude any claim for indemnification against a Party under Section 19 in respect of the same Loss Amount, if the circumstances giving rise to an adjustment to the Loss Amount payable under this Section 16(f) would also give rise to a claim under Section 19. In addition, GE Capital shall not be entitled to receive any recourse payments from Navistar under this Section 16 with respect to any Defaulted Financing Contract (other than any Special Recourse Contract) in the event GE Capital shall not have obtained possession of the related Equipment and given Navistar the opportunity to remarket the related Defaulted Equipment under Section 17(a)(i).

Section 17 Remarketing Assistance.

(a) Defaulted Equipment.

(i) With respect to each item of Recourse Equipment, following the expiration of the Repossession Period and the completion of an Equipment Inspection in respect thereof, GE Capital or its Affiliate shall notify Navistar in writing whether such Equipment is available for remarketing and, if so, Navistar shall have the right of first opportunity to remarket such Equipment on the terms set forth herein. Such notice shall contain a description of the Defaulted Equipment, including, if available, the model number and VIN or serial number of such Defaulted Equipment and a reasonable description of its condition. Navistar shall have five Business Days to reject such opportunity to remarket such Defaulted Equipment (it being agreed that failure by

Navistar to respond shall be deemed acceptance of the appointment as remarketing agent in respect of such Equipment). Unless Navistar shall have rejected the opportunity to remarket the Defaulted Equipment, (a) subject to Section 17(a)(iii) and the terms for the remarketing of Equipment by the UTC set forth on Exhibit H, Navistar shall have exclusive rights to remarket the Equipment during the Remarketing Period, (b) GE Capital shall use its commercially reasonable efforts to cause the Obligor or repossessing agent (as applicable) to deliver such Defaulted Equipment to the Navistar used truck sales location (“UTC”) nearest such Obligor or such other location as mutually agreed by GE Capital and NFC, (c) in the event the Remarketing Equipment is returned to a location other than a UTC, the Parties shall arrange for transportation of such Equipment to a UTC and such transportations costs shall be included in Collection Expenses for purposes of Section 16 and (d) as promptly as practicable, subject to the terms for the remarketing of Equipment by the UTC set forth on Exhibit H, GE Capital shall deliver to the UTC such documents reasonably necessary to market each such unit of Equipment (which shall be no more than the documentation provided by NFC to the UTC prior to the inception of the Program). Within 10 Business Days of the delivery of the Defaulted Equipment to the UTC or otherwise to Navistar, GE Capital or its Affiliate, on the one hand, and the applicable Navistar Company, on the other hand, shall determine the Estimated Remarketing Proceeds in respect of such Defaulted Equipment. If Navistar elects not to remarket the Defaulted Equipment, GE Capital shall determine, based on the information available through its remarketing processes, the Estimated Remarketing Proceeds in respect of the Defaulted Equipment.

(ii) If following the determination made pursuant to Section 17(a)(i) Navistar elects to purchase or cause to be purchased any Defaulted Equipment, Navistar and GE Capital shall have 30 days to agree upon a price in respect of such Defaulted Equipment. If Navistar and GE Capital agree on a price, Navistar shall purchase or shall cause to be purchased the Defaulted Equipment on an “AS IS, WHERE IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto) for a price equal to such agreed value. Any purchase price paid by Navistar for purchase of such Defaulted Equipment shall be deemed to be Net Remarketing Proceeds for purposes of Section 16. If Navistar and GE Capital are unable to agree on a price with respect to the Equipment or Navistar does not elect to purchase the Defaulted Equipment, Navistar shall or shall cause a Navistar Company to remarket the Defaulted Equipment in a manner it deems appropriate including consignment of such Defaulted Equipment for sale through a UTC.

(iii) Navistar shall use, or shall cause to be used, commercially reasonable efforts to remarket such Defaulted Equipment on a non-discriminatory basis (as provided in Section 17(c)(i)) during the Remarketing Period applicable to such Defaulted Equipment, provided, that such Remarketing Period may be extended with prior written notice to GE Capital for an additional 30 days by Navistar. Concurrently with Navistar’s remarketing of the Equipment, GE Capital or its Affiliate may continue to market such Defaulted Equipment through its own efforts during the Remarketing Period, including on line marketing efforts and public sales events advertised and held by GE Capital or its agent in accordance with industry practice; provided, however, GE Capital and its agents shall coordinate all sales of any Equipment during the Remarketing Period with Navistar following confirmation by Navistar that such Equipment remains available for sale. Notwithstanding the foregoing, neither GE Capital nor any of its Affiliates shall, without the consent and approval of Navistar (which consent shall not be unreasonably withheld, conditioned or delayed), consummate a sale of Equipment during the Remarketing Period at a price below the Estimated Remarketing Proceeds. If the Defaulted Equipment remains unsold at the end of the applicable Remarketing Period, Navistar shall purchase the Defaulted Equipment on an “AS IS, WHERE IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto) for a price equal to the Loss Amount in respect of such Defaulted Financing Contract as of such date, which shall be included in Net Remarketing Proceeds, and (x) if the Loss Amount exceeds the Estimated Loss Amount, Navistar shall pay to GE Capital or its Affiliate an amount equal to the Recourse Settlement Payment; or (y) if the Estimated Loss Amount exceeds the Loss Amount, GE Capital or its Affiliate shall pay to Navistar an amount equal to the Recourse Settlement Payment.

(iv) With respect to any Defaulted Equipment other than Recourse Equipment, GE Capital or its Affiliate shall have 45 days from the expiration of the Repossession Period and the completion of an Equipment Inspection in respect thereof to notify Navistar in writing whether such Equipment is available for remarketing and commence the procedures set forth in this Section 17(a).

(b) Off Contract Equipment. From time to time, GE Capital or its Affiliate may make available to Navistar Off Contract Equipment for remarketing through a UTC on such terms as Navistar and GE Capital shall mutually agree. If Navistar and GE Capital agree to such remarketing by Navistar, GE Capital or its Affiliate shall cause its agent or the Obligor to deliver the Off Contract Equipment to the UTC nearest such Obligor. Within 10 Business Days of the delivery of the Off Contract Equipment to the UTC, Navistar shall, or shall cause a Navistar Company to, arrange an Equipment Inspection in respect thereof and cause the results of such Equipment Inspection to be delivered to GE Capital along with, at Navistar’s sole discretion, a calculation of the price for which Navistar would purchase or cause to be purchased such Off Contract Equipment. If Navistar elects to provide such offer and such offered price is acceptable to GE Capital or its Affiliate, Navistar shall purchase or shall cause to be purchased the Defaulted Equipment on an “AS IS, WHERE IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto) for a price equal to such agreed value. If (x) Navistar elects not to purchase such Off Contract Equipment or (y) the offered price for such Off Contract Equipment is not acceptable to GE Capital or its Affiliate, Navistar shall use, or shall cause to be used, commercially reasonable efforts to remarket such Off Contract Equipment on a non-discriminatory basis (as provided in Section 17(c)(i)) during the Remarketing Period applicable to such Off Contract Equipment on mutually agreeable terms and conditions, including with respect to the payment of commissions and the reimbursement of expenses). GE Capital or its Affiliate may assist in the remarketing of such Off Contract Equipment through its own efforts during the Remarketing Period, including on line marketing efforts and public sales events advertised and held by GE Capital or its agent in accordance with industry practice; provided, however, GE Capital and its agents shall coordinate all sales of any Equipment during the Remarketing Period with Navistar. If the Off Contract Equipment remains unsold at the end of the applicable Remarketing Period, GE Capital may take possession of such Off Contract Equipment from Navistar and dispose of such Equipment through other means.

(c) In performing its obligations hereunder:

(i) Navistar shall not, and shall not permit any Navistar Company to, discriminate (including by not paying comparable sales commission percentages) between its sales of Remarketing Equipment, on the one hand, and its sales of used Equipment for its own account or any sales of used Equipment for the account of any other Person to whom Navistar or any Navistar Company may be bound to provide remarketing assistance, on the other hand;

(ii) Navistar shall have no right, title or interest in any Remarketing Equipment being remarketed, shall not create any Lien on such Equipment and waives any right or claim to or upon such Equipment which may arise in connection with its remarketing services. For the purposes of exercising GE Capital’s or its Affiliates’ rights and carrying out its obligations under this Section 17, subject to Section 17(c)(iii), GE Capital or its applicable Affiliate hereby makes and appoints the applicable Navistar Company (and any employees or agents of such Navistar Company designated by such Navistar Company from time to time) as GE Capital or its Affiliates’ true and lawful attorney-in-fact for the purpose hereof;

(iii) Navistar shall not agree to a sales price payment structure with respect to any Remarketing Equipment without the approval of GE Capital unless it is within guidelines provided by GE Capital to Navistar (which approval shall not be unreasonably withheld, conditioned or delayed and, if GE Capital does not respond to a Navistar request for such approval within three Business Days, it is agreed that such sales price or payment structure shall be deemed to have been accepted by GE Capital, it being understood that such three Business Day period shall not be deemed to have started elapsing until Navistar’s request for approval has been substantively acknowledged orally or in writing by GE Capital) or pursuant to public sale in accordance with industry practices. In the event a Navistar Company consummates the sale or transfer of any Remarketing Equipment pursuant to this Section 17(c)(iii), such Navistar Company shall (x) promptly provide GE Capital and its Affiliate a detailed accounting of the sale, lease or transfer, including the related invoice, the identity of the buyer, lessee or obligor and such other information as GE Capital or its Affiliate may reasonably request and (y) promptly deliver to GE Capital or its Affiliate all amounts received in respect of such sale for application pursuant to Section 16. Any purchase price paid by Navistar for purchase of such Defaulted Equipment shall be deemed to be Net Remarketing Proceeds for purposes of Section 16; and

(iv) GE Capital or its Affiliates may from time to time, in its sole discretion, contract with and outsource to a Navistar Company on mutually agreeable terms certain obligations under this Section 17, including repossession, recovery, transportation or Equipment Inspection of Remarketing Equipment for an agreed reasonable fee. To the extent, in the process of remarketing any Remarketing Equipment, a Navistar Company incurs certain expenses (with GE Capital or its Affiliate’s prior written consent) to refurbish, recondition, repair or upgrade any Remarketing Equipment with the aim of remarketing it through a retail channel and subsequently, such Remarketing Equipment is sold through a wholesale channel, the costs of such refurbishment, repair or upgrade, shall be adjusted in determining the Net Remarketing Proceeds. In connection with Navistar’s right of first opportunity to remarket the Defaulted Equipment, GE Capital and Navistar have agreed to the UTC remarketing sales commissions and thresholds for certain expenses that the UTC may incur in respect of remarketing the Defaulted Equipment without prior consent of GE Capital or its Affiliates, in each case, as set forth on Exhibit H.

Section 18 Origination Fee.

Except to the extent waived in writing by Navistar, with respect to (a) each Covered Program Financing originated by GE Capital following the ERE Date that is not an Idealease Contract, and (b) each Covered Program Financing originated by GE Capital on or after the date hereof that is an Idealease Contract, GE Capital shall pay to NFC, within 10 days after the end of the calendar month in which the effective date of such Covered Program Financing occurred, an amount equal to the Base Origination Fee for such Covered Program Financing.

Section 19 Indemnification.

(a) Navistar Indemnities. Except as expressly provided in this Agreement, Navistar shall indemnify and hold harmless GE Capital, its Affiliates and each of their respective employees, officers, directors and agents, from and against any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (A) any breach by Navistar of its representations or warranties hereunder; (B) any failure to perform duly and punctually any covenant, agreement or obligation to be performed by Navistar pursuant to this Agreement; (C) any dispute between a Navistar Company on the one hand, and a Dealer on the other in respect of the conduct or operation by the Navistar Companies of any wholesale, floorplan, distribution, or inventory finance business; (D) any Equipment Obligations; (E) any Navistar Program Liabilities or (F) any Rebadged Employee Obligations.

(b) GE Capital Indemnities. Except as expressly provided in this Agreement, GE Capital shall indemnify and hold harmless Navistar, its Affiliates and each of its respective employees, officers, directors and agents, from and against any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (A) any breach by GE Capital of its representations or warranties hereunder; or (B) any failure to perform duly and punctually any covenant, agreement or obligation to be performed by GE Capital pursuant to this Agreement.

(c) Indemnification Procedure for Third-Party Actions.

(i) An indemnified party shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice of the commencement of any action or proceeding, or within 60 days of the assertion of any claim against such indemnified party, in each case giving rise to indemnity pursuant to this Section 19 (any 30- or 60-day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to an amended Indemnification Event, from the first day such claim is amended to include any claim which is an Indemnification Event hereunder), such notice to describe in reasonable detail the basis of such Indemnification Event. The failure to give notice as required by this Section 19(c)(i) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor’s ability to defend against the event with respect to which indemnification is sought is materially and adversely affected by the failure of the indemnified party to give notice in a timely fashion as required by this Section 19(c)(i).

(ii) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim, if it shall provide the indemnified parties a written acknowledgement of its liability for the indemnity against Damages relating to such claim; provided, however, that, subject to Section 19(c)(iv), an indemnified party shall have the sole right, with counsel of their choice, to defend, settle or otherwise dispose of in their sole discretion, any action, claim or proceeding that constitutes a Non-Assumable Action with respect to such party, and the Indemnitor shall not be entitled to assume the defense thereof except with respect to a Non-Assumable Action arising from a Program Financing or related to the administration and operation of the Program in respect of which GE Capital and its Affiliates shall have sole authority and control pursuant to Section 9(c). If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 business days of the notification referred to above to assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the indemnified party shall not settle or compromise any such action, proceeding or claim without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost (except as provided below) in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (B) the Indemnitor shall not be entitled to settle or compromise any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld, conditioned or delayed); provided, further, that if and only if such consent is withheld and the settlement or compromise involves only the payment of monetary damages and provides an unconditional release of the indemnified person, the Indemnitor’s liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys’ fees to the date such settlement was rejected by the indemnified party and the indemnified party shall be responsible for the attorneys’ fees and disbursements in respect of such claim thereafter; and (C) after written notice by the Indemnitor to the indemnified party (as provided above) of its election to assume control of the defense of any claim, the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys’ fees and disbursements subsequently incurred by such indemnified party in connection therewith (except as provided below).

(iv) Except as reasonably necessary to assist it in defending or settling such action, proceeding or claim, the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), and the indemnified party shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise required or reasonably necessary in the defense of any claim to be indemnified hereunder.

(v) Notwithstanding anything to the contrary in this Section 19(c), the Indemnitor shall continue to pay the attorneys’ fees and disbursements and other costs each indemnified party may incur (A) relating to such indemnified party’s participation in any Indemnification Event (whether or not the Indemnitor shall have assumed the defense of such Indemnification Event) to the extent such participation relates to a claim or defense that the indemnified party has, that the Indemnitor does not have, or relates to a claim or defense as to which the Indemnitor may have a conflict of interest, or (B) relating to discovery against or testimony of such indemnified party and for participation of such indemnified party’s own counsel in such discovery and testimony.

(vi) Any payments under this Section 19 shall be treated by the Parties for federal, state and local income tax purposes (whether foreign or domestic) as a non-taxable reimbursement or other adjustment, except to the extent that a contrary treatment is required by law.

(d) Limitation on Damages. No Party shall be liable for Special Damages, for any reason whatsoever, in connection with this Agreement, provided that (i) non-payment by Obligors under any Program Financings of any amounts due under such Program Financings shall in no event constitute Special Damages hereunder and (ii) any Special Damages required, as a result of a breach by a Party of this Agreement, to be paid by another Party to any Person (other than a Party or any of its Affiliates) pursuant to a final judgment or order arising out of an action or proceeding by such Person shall be deemed to be direct damages to the Party required to pay such Special Damages.

(e) Purchase of Defaulted Financing Contracts and Equipment. Navistar shall have the right, exercisable in its sole discretion and upon written notice to GE Capital, to purchase all (and not less than all) Defaulted Financing Contracts (in each case, together with any related Equipment and the associated rights and claims of GE Capital) in respect of any Customer from GE Capital at a price equal in respect of each such Defaulted Financing Contract to the Net Book Value thereof as of the date of such notice to GE Capital. Upon receipt of such amount, GE Capital shall transfer the applicable Defaulted Financing Contracts and any Equipment subject thereto to NFC (or its designee) on an “AS-IS, WHERE-IS” basis, without representation or warranty (other than Agreed Warranties with respect thereto).

Section 20 State and Local Government Transactions.

From time to time, GE Capital may include in the Program, Program Financing by certain qualified State and Local Government Obligors in a manner mutually agreed by GE Capital and Navistar.

Section 21 Term and Termination.

(a) Term. Unless earlier terminated pursuant to Section 21(b), the Program shall have a three-year initial term commencing on the date hereof, which term shall automatically renew at end of such initial term for further successive one-year renewal terms unless either Navistar or GE Capital provides the other with at least 12 months’ prior written notice of its intent to terminate the Program at the end of the initial term or the then-current renewal term, as applicable (the initial three-year term, as may be extended as provided above and/or terminated pursuant to Sections 21(b) and 21(c), the “Term”).

(b) GE Capital Termination Rights.

(i) GE Capital shall have the right to terminate the Program (including any obligation to fund future Program Financings) prior to the end of the Term upon the occurrence and during the continuance of any GE Capital Termination Event.

(ii) In addition to Section 21(b)(i), GE Capital shall have the right in its sole discretion to terminate the Program (including any obligation to fund future Program Financings) prior to the end of the Term for any reason or no reason, upon 12 months’ prior written notice thereof to Navistar. For the 12 months immediately following such notice, GE Capital shall operate and administer the Program in the ordinary course in accordance with this Agreement; provided, however, that (x) GE Capital and its Affiliates shall waive all rights to be the exclusive provider of retail financing to Customers in respect of Equipment under Section 1(c) and (y) neither GE Capital nor its Affiliates shall have any obligation to fund any Program Financings during such 12-month period in excess of the Budgeted Annual Volume Funding for the calendar year in which such notice was given.

(iii) In addition to Sections 21(b)(i) and 21(b)(ii), GE Capital shall have the right in its sole discretion to terminate the Program (including any obligation to fund future Program Financings) prior to the end of the Term immediately upon the occurrence of a Navistar Change of Control; provided, however, that if the Navistar Change of Control results in a Specified Surviving Entity, GE Capital shall have the right to terminate the Program upon six months’ prior written notice thereof to Navistar and for such six-month period GE Capital shall operate and administer the Program in the ordinary course in accordance with this Agreement.

(c) Navistar Termination Right.

(i) Navistar shall have the right to terminate the Program (including GE Capital’s Right of First Refusal) prior to the end of the Term upon the occurrence and during the continuance of any Navistar Termination Event.

(ii) In addition to Section 21(c)(i), Navistar shall have the right at any time and from time to time, in the event it is not satisfied, in its sole discretion, with the performance by GE Capital under this Agreement, to provide GE Capital with a written notice of those deficient items. If 90 days after delivery of such notice to GE Capital, Navistar is not satisfied, in its sole discretion, with the resolution and current status of the items specified in the applicable notice, in its sole discretion, at any time following the expiration of the Initial Program Year, Navistar shall have the right to terminate the Program upon 12 months’ prior written notice thereof to GE Capital. For the 12 months immediately following such notice, GE Capital shall operate and administer the Program in the ordinary course in accordance with this Agreement; provided, however, that neither GE Capital nor its Affiliates shall have any obligation to fund any Program Financings during such 12-month period in excess of the Budgeted Annual Volume Funding for the calendar year in which such notice was given.

(iii) In addition to Sections 21(c)(i) and 21(c)(ii), if there has been a disruption in the credit markets generally or with respect to GE Capital, which, in any case, has had a material adverse effect on the ability of GE Capital to fund Program Financings (a “GE Liquidity Event”), then Navistar shall provide to GE Capital (A) written notice declaring that a GE Liquidity Event has occurred and (B) sufficient supporting evidence of the basis for Navistar’s determination of the cause and existence of the GE Liquidity Event. GE Capital shall have thirty days (the “Initial Cure Period”) following the receipt of such notice to remedy the GE Liquidity Event as set forth in Navistar’s supporting documentation in all material respects. If, upon the expiration of the Initial Cure Period, the GE Liquidity Event remains ongoing and continuing, then at such time the Right of First Refusal and related provisions shall be suspended for a period of ninety days from the expiration of the Initial Cure Period or until GE Capital shall have demonstrated to the reasonable satisfaction of Navistar that such GE Liquidity Event shall have been cured in all material respects (the “ROFR Suspension Period”). If, upon the expiration of the ROFR Suspension Period, the GE Liquidity Event remains ongoing and continuing, then Navistar shall have the right to terminate the Program for so long as such GE Liquidity Event shall be continuing.

(d) Consequences of Termination.

(i) In the event of a termination of this Agreement and the Program upon the occurrence of a GE Capital Termination Event (including a termination pursuant to Section 21(b)(iii)), a Navistar Termination Event (and without limiting any other remedies available pursuant to any agreement between the Parties or otherwise), the Parties shall have the right to exercise any remedies as may be available in law or in equity, including claims for Damages (subject to the provisions of Section 19).

(ii) Upon (x) the end of the Term or (y) the termination of this Agreement and the Program pursuant to Sections 21(b)(i), 21(b)(iii) or 21(c)(ii), Navistar shall have the right to cause GE Capital to provide to Navistar, for a reasonable fee to be agreed by GE Capital and Navistar, (A) the necessary information, files, records and electronic data feeds to transition its interest in the servicing of such Program Financings to Navistar or a Person engaged by Navistar to provide retail financing services previously provided under the Program, and (B) a transition of such terminated Program services pursuant to a transition services agreement mutually acceptable to Navistar and GE Capital. In no event shall GE Capital be required to perform for any Navistar Company any services pursuant to such transition services agreement for a period longer than one year.

(iii) Upon the termination of this Agreement and the Program pursuant to Sections 21(b)(ii), 21(c)(i), or 21(c)(iii) Navistar shall have the right to cause GE Capital to provide to Navistar, for no additional fee, (A) the necessary information, files, records and electronic data feeds to transition its interest in the servicing of such Program Financings to Navistar or a Person engaged by Navistar to provide retail financing services previously provided under the Program, and (B) a transition of such terminated Program services pursuant to a transition services agreement mutually acceptable to Navistar and GE Capital. In no event shall GE Capital be required to perform for any Navistar Company any services pursuant to such transition services agreement for a period longer than one year.

(iv) Upon the termination of this Agreement and the Program pursuant to Section 21(b)(i) or (iii) or 21(c)(ii), Navistar shall be required to reimburse GE Capital for an amount (the “Reimbursement Amount”) equal to the lesser of (A) $2.5 million or (B) the Wind-down Costs incurred by GE Capital or any of its Affiliates during the 12-month period following such termination. In all other circumstances, except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection therewith.

(v) Upon the termination of this Agreement for any reason and in any manner provided in this Section 21, all rights and obligations of the Parties with respect to any future leasing or financing transactions under this Agreement or the Program shall cease , and, except as expressly provided therein, all rights and obligations of the Parties with respect to each Ancillary Agreement shall terminate without further action of any Party; provided that the Parties’ respective rights and obligations under this Agreement (i) with respect to all outstanding Program Financings and related Equipment governed thereby (including any representation, warranty or covenant with respect thereto) shall survive until the termination of such rights and obligations by their own terms, and (ii) pursuant to Section 15, 21 and 24, shall survive such termination indefinitely. Notwithstanding anything to the contrary herein, (A) all obligations of Navistar or any Navistar Company and GE Capital and its Affiliates with respect to any recourse, indemnification or other protection against Damages in connection with any outstanding Program Financings, and any Equipment or any Remarketing Equipment related thereto shall survive any termination of this Agreement and (B) the respective liabilities of Navistar and GE Capital under this Agreement (including under Section 19) in respect of any breach of any representation, warranty or covenant of such Party contained in this Agreement occurring prior to any termination of this Agreement shall survive such termination (irrespective of whether a claim in respect thereof shall have been made prior to such termination).

Section 22 [Intentionally Omitted]

Section 23 Business Practices.

(a) Navistar and GE Capital shall comply with all Laws applicable to the performance of this Agreement and the Program dealing with improper or illegal payments, gifts or gratuities. Navistar and GE Capital agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any Person (whether a governmental official or private individual) for the purpose of illegally or improperly inducing any official or political party or official thereof to make a buying decision or illegally or improperly assisting any Party or any employee, agent or representative thereof in connection with obtaining or retaining any licenses, qualifications or any business, or taking any action favorable to any Party or any Affiliate, employee, agent or representative thereof in connection with this Agreement. Furthermore, each Party agrees that it shall not take any action, or fail to take any action, which act or failure to act would subject any other Party or any Affiliate thereof to liability or legal action under the Laws of any country dealing with improper payments described in this Section 23.

(b) Each of Navistar and GE Capital agrees that it shall take all reasonable steps to ensure that any such Affiliate, agent or representative shall comply with all Laws which apply to activities and obligations under this Agreement or with respect to the Program, including Laws and obligations dealing with improper payments as described in Section 24(a)(i).

Section 24 Miscellaneous.

(a) Misdirected Payments or Communications.

(i) In the event that any Party, or any of such Party’s respective Affiliates, shall receive any payment from a third party in respect of a Program Financing which is properly due to another Party or its affiliate, whether pursuant to an obligation to remit such payment under this Agreement or because such payment was improperly addressed or otherwise, such Party shall, promptly upon becoming aware of such receipt, remit or cause to be remitted such payment to the appropriate Person. Such payment shall at all times be the property of the Person to whom it is properly due and shall be held in trust for such Person’s benefit until remitted to such Person.

(ii) In the event that any Party or any of such Party’s respective Affiliates receives any communication from a third party in respect of a Program Financing which should have been properly delivered to another Party or any of its Affiliates because such communication was improperly addressed or otherwise, such Party shall, promptly upon becoming aware of such receipt, deliver or cause to be delivered such communication to the appropriate Person.

(b) Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation shall be made in accordance with United States generally accepted accounting principles, consistently applied.

(c) Expenses and Payments. Except as otherwise specifically set forth in this Agreement, the Parties shall each be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to, and the performance of, their respective obligations pursuant to this Agreement. Except as otherwise specifically set forth in this Agreement, no Party shall have the right to offset, as against any amounts owed by it to the other Party under this Agreement.

(d) Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance.

(e) Integrated Contract Survival. Except for the Confidentiality Agreement and the Ancillary Agreements, this Agreement and any written amendments to this Agreement satisfying the requirements of Section 24(d) (i) constitute the entire agreement among the Parties with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications among the Parties with respect to the transactions contemplated by this Agreement. In the event there is any conflict between this Agreement and any Ancillary Agreement with respect to any Program Financing or Equipment, then as among the Parties, the terms and conditions of this Agreement shall control except to specific matters expressly addressed in each Ancillary Agreement.

(f) Binding Effect; No Third Party Beneficiary. This Agreement and the covenants, terms and conditions set forth herein, along with any amendments hereto, shall be binding on and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement is not intended and shall not be construed to confer upon any Person other than the Parties any rights or remedies hereunder except that the Parties agree and acknowledge that the agreements and covenants contained in Section 19 are intended for the benefit of the indemnitees referred to therein (each such Person, a “Third Party Beneficiary”), and that each such indemnitee, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third party beneficiary of the agreements and covenants contained in Section 19 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including Section 19) may be amended or waived by the Parties at any time and from time to time in accordance with Section 24(d), and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Section 19.

(g) No Assignment. Except as specifically provided in this Agreement, the rights and obligations of the Parties under this Agreement may not be assigned, except by operation of Law, without the prior written consent of the other Parties; provided, however, that (i) GE Capital may without prior written consent (A) assign any of its rights or obligations hereunder or under any Program Financing to one or more of its Affiliates and (B) securitize, syndicate (other than the rights to any recourse payments) or otherwise transfer any or all of its rights under any Program Financing (and any related representations, warranties, or indemnifications hereunder), and (ii) each of the Navistar Parties may without prior written consent assign any of its rights or obligations hereunder to one or more of its Affiliates.

(h) Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

(i) No Waiver; Remedies Cumulative. The failure of any Party at any time to require performance of any provision hereof shall not affect the right to require full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision shall not constitute a waiver of any subsequent breach or nullify the effectiveness of such provision. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

(j) Governing Law. This Agreement and the legal relations among the Parties arising hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the choice of law provisions thereof that would permit or require the application of the Laws of any other jurisdiction.

(k) Exclusive Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or in the United States District Court for the District of Delaware or any other Delaware State court, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Each Party agrees that service of process on such Party as provided in Section 24(n) shall be deemed effective service of process on such Party. Notwithstanding anything to the contrary in this Agreement, each Party shall submit at all times to personal jurisdiction in the State of Delaware.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

(m) No Partnership. The Parties have joined in a strategic alliance to promote their mutual business goals. Nothing contained herein shall be construed to constitute the creation of a partnership, joint venture, employment, fiduciary or similar relationship among the Parties, nor to characterize The Parties or any of their respective Affiliates as partners, or as joint venturers or as the agent of any other Party. None of the Parties shall take any position inconsistent with this characterization. There is no intent by the Parties to characterize this strategic alliance as a partnership for U.S. Federal Income Tax Purposes or other tax (including state income tax, property tax and sale tax). The Parties and each of their respective Affiliates shall at all times remain independent contractors with respect to this Agreement and otherwise.

(n) Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, by overnight courier service, or by electronic mail or other written form of electronic communication:

If to GE Capital, at:

General Electric Capital Corporation

300 E. John Carpenter Freeway

Irving, Texas 75062

Email: Joseph.Cistulli@GE.com

Attention: Joseph Cistulli, Esq.

and

GE Capital Commercial Inc.

6510 Millrock Drive

Salt Lake City, UT 84121

Email: Michael.Meehan@GE.com

Attention: Michael A. Meehan, Esq.

and

General Electric Capital Corporation

901 Main Avenue

Norwalk, Connecticut 06851

Email: Barbara.Daniele@GE.com

Attention: Barbara Daniele, Esq.

with a copy to:

Hogan & Hartson LLP

875 Third Avenue

New York, New York 10022

Email: WSiddiqui@HHLaw.com

Attention: Waajid Siddiqui, Esq.

and if to a Navistar Party, at:

Navistar, Inc.

4201 Winfield Road

P.O. Box 1488

Warrenville, Illinois 60555

Attn.: General Counsel

Email: steven.covey@navistar.com

and

Navistar Financial Corporation

425 N. Martingale Road

Suite 1800

Schaumburg, Illinois 60173

Attention: General Counsel

Email: kristin.moran@navistar.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Email: Jeffrey.OConnor@Kirkland.com

Attention: Jeffrey S. O’Connor, Esq.

or to such other address as shall be furnished in writing by GE Capital, NFC, or Navistar to the others. Any such notice or communication shall be deemed to have been given (i) one Business Day after such notice is sent if it is sent by recognized overnight delivery or registered or certified mail, return receipt requested, or (ii) the same day (or next Business Day if such day is not a Business Day) if it is sent by electronic mail to such other Party at the address and email address above or such other address and/or email address as such Party may have provided by notice to the others in accordance with the provisions of this Section 24(n). Failure or delay in delivering any notice, demand, request, consent, approval, declaration or other communication to any Person designated to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(o) Further Assurances. Upon the reasonable written request of any Party, any other Party shall make, execute or endorse, acknowledge, or deliver to the requesting Party, from time to time such schedules, endorsements, certificates, reports and other assurances or instruments and take such further steps relating to any Program Financing or any related Equipment as the requesting Party shall have reasonably requested, in each case, in furtherance of the intent of the parties in respect of this Agreement and the Program. Any Person making a request under this Section 24(o) shall bear the reasonable costs and expenses incurred by the Person to whom such request is made in connection with such Person’s compliance with such request.

(p) Force Majeure. No Party shall be considered to be in default in the performance or observation of any of its duties or obligations under this Agreement (other than duties or obligations to make a payment hereunder) if its failure to so perform or observe any such duty or obligation shall be caused by or result from a Force Majeure Event; provided, however, such Party shall not be relieved of its duties or obligations hereunder if such failure is caused by or related to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a commercially reasonable time period. If any Party is rendered unable to perform or observe any of its obligations under this Agreement by reason of a

Force Majeure Event, it shall give verbal notice of such fact to the other Party no more than one Business Day after the occurrence of such Force Majeure Event, followed by written notice given to such other Party no more than five Business Days thereafter. Such notices shall give a reasonably detailed description of such Force Majeure Event and provide the affected Party’s reasonable estimate of the period of time for which it will likely be unable to observe or perform any of its duties or obligations hereunder due to such Force Majeure Event. The affected Party shall exercise commercially reasonable efforts to remove such inability with all reasonable dispatch and provide notice to the other Party within one Business Day of the cessation of such Force Majeure Event.

(q) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument and shall become effective when each of the counterparts has been signed and delivered to each of the other Parties.

(r) Definitional and Interpretive Matters. Unless otherwise provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Headings. Any headings preceding the Sections hereof are intended solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement. All references in this Agreement to any “Section” or other subdivision or to any “Schedule” are to the corresponding Section or other subdivision or Schedule to this Agreement unless otherwise specified.

(ii) Herein. Words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(iii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date set forth above.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Diane L. Cooper
Name:	Diane L. Cooper
Title:	Vice President

GE CAPITAL COMMERCIAL INC.

By:	/s/ Tim Carfi
Name:	Tim Carfi
Title:	President

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ James M. Moran
Name:	James M. Moran
Title:	Vice President and Treasurer

NAVISTAR FINANCIAL CORPORATION

By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, CFO and Treasurer

NAVISTAR, INC.

By:	/s/ James M. Moran
Name:	James M. Moran
Title:	Vice President and Treasurer

EXHIBIT A

DEFINITIONS

“Acceptable Security” means an irrevocable letter of credit from a bank or other financial institution, or such other security or credit enhancement, in each case, having terms and conditions acceptable to GE Capital in its sole discretion.

“Action” means any action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative or in law or in equity, before any arbitrator or Governmental Entity.

“Affiliate” means any party which is Controlled by, or is under common Control with, GE Capital, NFC or Navistar, as the case may be.

“Agreed Warranty” means (i) with respect to GE Capital’s or its Affiliate’s interest in any Program Financing, that GE Capital is transferring good and valid title to such interest free and clear of all Liens (other than those arising through a Navistar Company), (ii) with respect to GE Capital’s interest in any Equipment, that GE Capital or its Affiliate is transferring to a Navistar Company such title thereto as the applicable Navistar Company conveyed by the Navistar Companies to GE Capital, the Dealer or the Purchaser, as applicable, free and clear of all Liens arising through GE Capital or its Affiliates after the Transfer Date (other than (a) any Lien for taxes not yet due and payable, (b) any mechanic’s or materialmen’s Lien, which a lessee or borrower under a Program Financing is required to remove, (c) any other subordinate Lien on the lessee’s or borrower’s interest in such Equipment which is permitted in accordance with the terms of the applicable Program Financing, (d) with respect to the Equipment, the interest of an Obligor under the related Program Financing, (e) any grant of an interest in or right to purchase such Equipment to the related Customer (or any Affiliate thereof) in connection with the related Program Financing, (f) any subordinate Liens arising through the related Obligor (or any Affiliate thereof) or (g) any Lien in the remarketing thereof), and, in either case (i) or (ii), that each of the representations, warranties and covenants of GE Capital in this Agreement or as otherwise agreed to in writing between Navistar and GE Capital with respect to such Program Financing and the applicable Equipment is true and correct and has been complied with.

“Agreement” means this Operating Agreement and all exhibits and schedules thereto, as amended, modified or supplemented, from time to time.

“Ancillary Agreements” means (i) the L/C Support Agreement, (ii) the Trademark License Agreement, (iii) the Transition Services Agreement, (iv) any assignment agreement as determined by the Parties, (v) the Unconditional Guarantee and (vi) any other written agreement entered into between GE Capital and Navistar specifying that it is an Ancillary Agreement for purposes of this Agreement, in each case as the same may be amended, modified or supplemented, from time to time.

“Application” means a request for approval to finance or lease Equipment for a Customer in form and substance acceptable to GE Capital, including applicable credit and financial information concerning the Customer described in Section 2(a)(ii) and such other documents or information as required by GE Capital in its consideration of the proposed lease or financing.

“Application Package” means (i) the Application, (ii) a detailed description and listing of the Equipment to be covered by such proposed Navistar Program Financing or other Program Financing, together with related pricing worksheets and the computation of the amounts of all payments required to be made by the Obligor thereunder, and (iii) such other credit and financial information as may be reasonably requested by GE Capital.

“Asset Purchase Agreement” means the Asset Purchase Agreement of even date herewith between NFC, on the one hand, and GE Capital, on the other hand.

“Bankruptcy Event” means, with respect to any Person, (i) the commencement by such Person of a voluntary case under, or the consent by such Person to the entry of a decree or order for relief in an involuntary case under, any federal, state or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (ii) the consent by such Person to the appointment of, or taking possession by, a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its properties or assets or (iii) the making of a general assignment by such Person generally for the benefit of creditors or (iv) the admission in writing of any such Person of its inability to pay its debts as they become due in the ordinary course of business or (v) the commencement of liquidation or dissolution of such Person or (vi) the adoption of a resolution by its directors or shareholders in furtherance of approving any of the foregoing or (vii) a case or proceeding shall have been commenced against such Person in a court of competent jurisdiction seeking (A) a decree or an order for relief in respect of such Person under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (B) the appointment of a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its properties or assets or (C) the ordering of the winding up or liquidation of its affairs and (in the case of this clause (vii)) the continuance of such case or proceeding unstayed and in effect for a period of 60 days.

“Bankruptcy Exception” means, with respect to any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditor’s rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity.

“Base Origination Fee” means, with respect to any Covered Program Financing (i) that is not an Idealease Contract, an amount equal to the product of (A) the Financed Value of such Program Financing multiplied by (B) 0.25% and (ii) that is an Idealease Contract, an amount equal to the product of (A) the Financed Value of such Idealease Contract multiplied by (B) 0.125%.

“Base Residual Value” shall have the meaning set forth in Section 6(b)(i).

“Booked Residual Value” shall have the meaning set forth in Section 6(b)(i).

“Budgeted Annual Volume Funding” means, with respect to any calendar year beginning on or after January 1, 2010, the product of (x) the Estimated Funded Volume for such calendar year multiplied by (y) 0.5.

“Business Day” means Mondays through Fridays, excepting legal holidays observed in the States of Connecticut, New York, Texas and Illinois.

“Business Employees” mean the individuals employed in the retail sales, credit analysis and underwriting functions of the Navistar Companies that are employees of a Navistar Company as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collection Expenses” means all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by GE Capital or any of its Affiliates (directly or through a remarketing agent) in connection with the collection or enforcement of a Defaulted Financing Contract following and during the continuance of a Credit Loss Event by the applicable Obligor including all out-of-pocket costs, expenses, fees and commissions incurred in connection with any collection, foreclosure, repossession, transportation, storage, inspection, titling, repair, reconditioning, refurbishing or remarketing efforts with respect thereto or with respect to any of the Equipment to which such Defaulted Financing Contract relates, including payment of any sales or transfer taxes due in connection with such Equipment.

“Commission” shall have the meaning set forth in Section 14(f).

“Commissioned Rates” means an additional charge, expressed as a percentage not to exceed 200 basis points (without the prior written consent of GE Capital), as determined by Navistar to be added to the Standard Rate in respect of Special Recourse Contract and (when so added to the Standard Rate) utilized to determine the rate to be offered by GE Capital to the Customer in connection with the leasing and financing of Equipment pursuant to a Special Recourse Contract; provided, however, that if the sum of the Commissioned Rate plus the Standard Rate exceeds the maximum legal rate allowed by applicable Law, GE Capital shall in its sole discretion reduce the Commissioned Rate to meet applicable Law.

“Confidentiality Agreement” means that certain confidentiality agreement, dated July 6, 2009, between GE Capital and NFC.

“Confirmation of Acceptance” with respect to any Equipment means any written statement, in form and substance satisfactory to GE Capital, of an Obligor that such Equipment have been accepted by such Obligor in connection with a Program Financing, or to the extent acceptable to GE Capital in its discretion, any telephone confirmation by the applicable Customer, satisfactory to GE Capital, that such Equipment have been accepted by such Obligor in connection with a Program Financing.

“Contract Loss” shall have the meaning set forth in Section 16(d).

“Control” means, with respect to any Person, the indirect or direct possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (without limiting the generality of the foregoing) any Person directly or indirectly owning at least 50% of the equity interests or 50% of any class of voting securities of any other Person shall be deemed to Control such other Person. “Controlled” shall have a correlative meaning.

“Covered Program Financing” means a Program Financing in respect of which GE Capital is entitled to recourse pursuant to Section 16.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 16, 2009, among NFC, Navistar Financial, S.A. De C.V., Sociedad Financiera de Objeto Multiple, Entidad No Regulada, a Mexican corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and The Bank of Nova Scotia, as documentation agent, as amended, supplemented, restated or otherwise modified from time to time.

“Credit Enhancement” means any property and assets of any nature, pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Program Financing.

“Credit Loss Amount” means, with respect to any Defaulted Financing Contract, as of any determination date, an amount (expressed as a positive number) equal to the sum of (i) the Net Book Value of such Defaulted Financing Contract as reflected on the books and records of GE Capital or its Affiliate, as of such date plus (ii) without duplication, any related write-downs or write-offs GE Capital is entitled to take in respect of such Defaulted Financing Contract in accordance with its existing write-off policies (including any such write-downs or write-offs of principal, rent, interest, fees, costs charges or other amounts payable by an Obligor pursuant to or due on such Defaulted Financing Contract and any Collection Expenses incurred as of such date), in each case, without regard to the existence or extinguishment of any right or remedy under Law to recover such amount from an Obligor in respect of such Defaulted Financing Contract.

“Credit Loss Event” means, with respect to any Program Financing, (i) the occurrence or the existence of one or more of the following: (x) an event that GE Capital and Navistar shall have agreed in writing to be a Credit Loss Event, (y) a Bankruptcy Event in respect of an Obligor or (z) a failure of an Obligor to pay or perform any obligation due under such Program Financing (without taking into account any payment pursuant to Section 16 or otherwise), and (ii) in respect of the occurrence or existence of any such event set forth in the preceding clause (i), all cure periods in respect of such event pursuant to such Program Financing have expired or GE Capital or its Affiliate has the right to exercise any available remedies in respect of such event in accordance with the applicable Program Financing.

“Current Navistar Facility” shall have the meaning set forth in Section 1(f)(i).

“Customer” means a retail customer of a Navistar Company (including a Dealer under the Idealease Program) who desires to acquire Equipment from a Navistar Company pursuant to a Program Financing with GE Capital and any guarantor of the obligations of such Customer; provided, however, that a Customer shall not include any Person acquiring such Equipment for personal, family, household or agricultural use or for resale.

“Customer Adverse Change” means (i) a material adverse change with respect to a Customer from the date of related Application in (A) any financial or other condition of such Customer from the condition reflected in initial or subsequent financial statements delivered to or publicly available to GE Capital or (B) the properties, assets, business, operations or prospects of such Customer; (ii) the occurrence of any material default or event of default under any indebtedness of such Customer (or any of its respective Affiliates) for borrowed money (or any indebtedness for borrowed money guaranteed by such Customer or any of its respective Affiliates); (iii) a Bankruptcy Event with respect to a Customer; (iv) a material change in the corporate structure or in a material portion of stock or asset ownership of such Customer; (v) as to a Customer that is a natural person, the death or incapacity of any principal thereof; or (vi) as to a Customer that is a Dealer, classification of such Dealer to the DealCor system.

“Cutover Date” means the date that is 90 days after the date hereof or such other date as may be mutually agreed to in writing by GE Capital and Navistar.

“Damages” means any loss (including liquidated damages), liability, judgment, settlement, award (including back-pay awards), claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of any rights of indemnification against any Indemnitor or with respect to any appeal). “Damages” shall not include Special Damages (other than any Special Damages required to be paid by an Indemnitee to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).

“Dealer” means, on any given date, a Person with whom a Navistar Company has entered into (i) a sales and maintenance agreement or other supply agreement for the retail sale by such Person of Equipment manufactured by a Navistar Company, including any ITEC Sales/Maintenance Agreement or (ii) an agreement to provide inventory, floorplan, distribution finance or similar financing (including repurchase, remarketing or resale arrangements) for new or used Equipment, and in each case such agreement is effective as of such date.

“Defaulted Equipment” means Equipment that at any time is or was subject to a Program Financing with respect to which a Credit Loss Event shall have occurred.

“Defaulted Financing Contract” means a Program Financing following the occurrence of a Credit Loss Event in respect thereof.

“Designee” means any GE Capital Designee or Navistar Designee.

“ECOA” means the federal Equal Credit Opportunity Act, as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto.

“ECOA Notice” means a notice to a Customer whose application for credit has been denied or conditionally approved in the form required by the ECOA.

“Effective Date” means, subject to the last sentence of Section 1(c)(i), (i) with respect to all provisions of this Agreement and the Navistar Companies and Navistar Program Financings, the date of this Agreement, (ii) with respect to the provisions of this Agreement and any Dealer and Program Financings in connection with such Dealer, the first Business Day of the calendar week following the week in which Navistar receives a Notice of Acceptance with respect to such Dealer that has not been rejected by Navistar or such date as mutually agreed by GE Capital and Navistar, and (iii) with respect to all other provisions of this Agreement in respect of clause (ii) above and all Dealers and all other Program Financings, the Cutover Date.

“Employee Benefit Plan” shall have the meaning ascribed to such term by Section 3(3) of ERISA.

“Equipment” means a new, refurbished or used (i) International™ or IC Bus™ branded truck, truck chassis and truck accessories (including bodies) manufactured or sold by a Navistar Company, (ii) International™ or IC Bus™ branded bus or commercial step van, in each case, manufactured by a Navistar Company or by a third-party assembler or manufacturer using a chassis manufactured by a Navistar Company, (iii) accessories or service parts for the foregoing and equipment mounted vehicles described in clauses (i) and (ii), in each case, manufactured by a Navistar Company and sold through retail channels or (iv) certain of the foregoing equipment to the extent not manufactured by a Navistar Company but sold through UTC, but in each case excluding any such equipment used for military purposes.

“Equipment Inspection” means an independent third-party Equipment inspection, documenting damage, excess wear and tear and general condition of such Equipment.

“Equipment Manufacturing Obligations” shall have the meaning set forth in Section 14(a).

“Equipment Obligations” means, with respect to the Equipment, (i) any breach of express or implied warranties of merchantability or fitness for any purpose or use by a Navistar Company, or from any non-compliance with any applicable Law pertaining to products liability matters relating to manufacture or design, (ii) the failure to meet all applicable federal and state standards as such standards apply to the manufacturing or design of Equipment, or (iii) any claims for environmental damage arising from the manufacturing or design of Equipment, in each case, including liability for any latent or other design or manufacturing defects whether or not discoverable by the Navistar Parties, and any strict liability therefore.

“ERE Date” means the date on which the aggregate Financed Value of Covered Program Financings that are not Idealease Contracts equals or exceeds $400 million, as reflected on the books and records of GE Capital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any Navistar Company under Sections 414(b), (c), (m), or (o) of the Code.

“Estimated Funded Volume” means, during the Term, with respect to each calendar year beginning on or after January 1, 2010, the estimated aggregate Purchase Price of Equipment to be funded in connection with the Program by GE Capital or its Affiliates in respect of Program Financings during such calendar year, which estimated amount shall be provided by GE Capital to the Executive Committee within 90 days following the commencement of such calendar year.

“Estimated Idealease Recourse Amount” means, as of any date of determination, an amount (expressed as a positive number) equal to the amount, if any, by which (i) the difference of (x) the Credit Loss Amount as of such date minus (y) the GE First Loss Amount minus (z) any amounts actually or reasonably anticipated by GE Capital to be realized by GE Capital or its Affiliates pursuant to agreements or arrangements with the Idealease Dealer cooperative as of such date exceeds (ii) the Estimated Remarketing Proceeds for Defaulted Equipment subject to such Idealease Recourse Contract.

“Estimated Loss Amount” means, with respect to any Defaulted Financing Contract that was at the time of origination (i) a Recourse Contract, an amount equal to the Estimated Recourse Amount or (ii) an Idealease Recourse Contract, an amount equal to the Estimated Idealease Recourse Amount.

“Estimated Recourse Amount” means, as of any date of determination, with respect to any Defaulted Financing Contract that is a Recourse Contract, an amount (expressed as a positive number) equal to the amount, if any, by which (i) the difference of (x) the Credit Loss Amount as of such date minus (y) the GE First Loss Amount exceeds (ii) the Estimated Remarketing Proceeds for Defaulted Equipment subject to such Recourse Contract.

“Estimated Remarketing Proceeds” means with respect to any Defaulted Equipment, a reasonable estimate of the amount equal to the difference of (i) the value that a willing buyer (who is neither an Obligor in possession nor a used Equipment dealer) would pay for such Defaulted Equipment in an arms’-length transaction to a willing seller who is under no compulsion to sell such Defaulted Equipment minus (ii) the anticipated Collection Expenses that could be incurred in realizing such market value for such Defaulted Equipment; provided, however, if there is no agreement as to the value in clause (i) in accordance with Section 17(a)(i), the Parties agree that such value shall be determined by reference to the applicable valuation data available from Black Book vehicle valuation and appraisal guides (or a comparable successor valuation provider) for the average “finance advance” value of equipment substantially similar to the Defaulted Equipment.

“Event of Cancellation” means (i) a Customer Adverse Change since the date of the related Application; or (ii) any Navistar Party Default; or (iii) notification by a Customer to a Navistar Party, the related Dealer or to GE Capital of its intent to cancel all or any part of the Application or related Program Financing or to reject or refuse to accept any Equipment subject thereto.

“Exceptions Manual” means the exceptions manual, as agreed by the Parties, as the same may be modified or amended from time to time upon the written approval of GE Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Transaction” means, as of any date, any proposed financing or proposed Program Financing (i) for any potential Customer that shall have had an Application for a Program Financing rejected by GE Capital within one year of the date of determination; (ii) to any Obligor under a Program Financing that has been terminated by GE Capital, within one year of the date of determination, as a result of a payment default thereunder; (iii) to any Obligor that is, at the time, an adversary in a lawsuit with GE Capital or its Affiliates as a result of such Obligor’s default in its obligation to make any payments due under a Program Financing; provided that in the case of clauses (i), (ii) and (iii) above, in no event shall any financing opportunity with such Customer be deemed to be an Excluded Transaction if recourse or Credit Enhancement (in excess of what was offered in connection with a proposed Program Financing, acceptable to GE Capital or its Affiliate) is offered or provided by Navistar in connection with any such financing opportunity; (iv) to any Person, for the origination, servicing, collection or administration of financing arrangements for Equipment other than retail financing (including any wholesale, floorplan, distribution finance or inventory financing arrangements); (v) to an Obligor, for the provision, administration or service of collateral protection insurance in respect of Equipment under a related Program Financing; (vi) for any proposed Program Financing received by GE Capital through a submitted Application or through a Navistar Financing Proposal that has not been approved by GE Capital within 30 days, that has been rejected by GE Capital or for which prior approval has been terminated, revoked or expired or that has not been funded as agreed; (vii) to any Obligor that will use such Equipment for non-commercial or military purposes; (viii) with respect to which GE Capital has failed to comply with its obligations under Section 4 of this Agreement; (ix) any other financing that is determined by GE Capital to not be eligible to be a Program Financing (including financings approved but not funded by Navistar prior to the Effective Date which GE Capital elects not to fund); (x) any financing entered into by Navistar or a Navistar Company as provided in Section 1(c)(i); (xi) any proposed Idealease financing for which GE Capital does not already have in place a master creditor agreement with Navistar or the relevant agreement to provide fleet lease financing for an Idealease Dealer; or (xii) that is specified as an Excluded Transaction pursuant to any written agreement entered into between GE Capital and Navistar (including any approved but unfunded leases as of the date hereof identified by NFC); provided further, that in the case of clauses (i), (ii), (iii), (vi), (viii), (ix) or (xi) above, GE Capital shall have the right at any time by written notice to the Navistar Relationship Manager and the Executive Committee to identify any Customer or Person that it no longer considers subject to an Excluded Transaction, and for whom it considers all obligations pursuant to Section 1(c) to be operative and in effect with respect to any future proposed financing.

“Executive Committee” shall have the meaning set forth in Section 8(a).

“FCRA” means the federal Fair Credit Reporting Act as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto.

“FCRA Notice” means any notice required by the FCRA in the form required by the FCRA.

“Final Document Package” means a lease or financing agreement and such other and further properly executed documents, each in form and substance acceptable to GE Capital, as GE Capital may from time to time require in accordance with its procedures for the Program in order to consummate a Program Financing and to pay the Purchase Price of the related Equipment (including (i) each item in the Application Package, (ii) the invoices issued and delivered to GE Capital (or, in the case of a Program Financing that is a Loan, to the related purchaser, with a copy delivered to GE Capital) and Confirmation of Acceptance, in each case, with respect to the Equipment to be subject to such Program Financing, (iii) any manufacturer statement or certificate of origin in respect of the Equipment including the vehicle identification number, (iv) satisfactory evidence as to the existence of an insurance policy obtained by or on behalf of the Customer covering the related Equipment and naming GE Capital and its successors and assigns as loss payee and/or additional insured, as appropriate, (v) to the extent not otherwise provided for in the documentation governing such Program Financing, duly executed appropriate assignments to GE Capital of the Customer’s rights under any purchase agreement for the related Equipment, together with a fully executed copy of such purchase agreement, and (vi) duly executed UCC financing statements naming GE Capital as secured party and covering GE Capital’s interest in the related Equipment and all substitutions therefor, attachments and accessions thereto and proceeds thereof, in form suitable for filing in such jurisdictions as GE Capital deems appropriate).

“Financed Value” means, with respect to the Equipment subject to any Program Financing, an amount equal to the sum of (i) the net present value, as of the Program Financing commencement date, of all unpaid periodic payments (principal, rent, interest, fees, costs charges or other amounts payable by an Obligor) under such Program Financing through the stated termination date thereof, discounted at the contract rate with respect to such Program Financing, plus (ii) with respect to any Program Financing reflected on GE Capital’s books and records as a Lease, the net present value, as of the lease commencement date (determined based on a discount rate equal to the contract rate with respect to such Program Financing), of the residual (as determined in accordance with the Residual Policy) in respect of the Equipment subject to such Program Financing. For purposes of Program Financing which are classified for accounting purposes, as of such Program Financing commencement date, as operating leases by GE Capital, “Financed Value” shall be equal to the difference of (x) the original cost of the Equipment subject to such Program Financing minus (y) any payment made by the Obligor as of such commencement date to reduce the Purchase Price of such Equipment.

“Force Majeure Event” means, with respect to any Person, an event that is beyond the reasonable control of such Person after taking into account (in the case of GE Capital or a Navistar Party) the disaster recovery policy of that Person, which events may include acts of God, war, terrorism, rioting, fires, floods, earthquakes, hurricanes, strikes or other inability to obtain necessary labor, interruption of utility services and acts of any Governmental Entity (including Laws, regulations, orders and decrees).

“GE Capital” shall have the meaning set forth in the Preamble.

“GE Capital Designees” shall have the meaning set forth in Section 8(a).

“GE Capital Relationship Manager” shall have the meaning set forth in Section 7.

“GE Capital Termination Event” means (i) a Material Adverse Change or (ii) a material breach by a Navistar Party (A) of any of Sections 1(c), 16, 17 or 19 of this Agreement or (B) of material payment obligations of any Navistar Company under any of the documentation to be entered into in connection with the Program (other than as a result of a good faith dispute by the applicable Navistar Company with respect thereto) or (C) of its obligations under the L/C Support Agreement, in each case, which breach, if curable, is not cured within 60 days following written notice thereof from GE Capital, specifying the nature of such breach in reasonable detail.

“GE Deficiency Amount” means, with respect to any Defaulted Financing Contract, an amount (expressed as a positive number) equal to the amount, if any, by which (i) Contract Loss exceeds (ii) the Loss Amount.

“GE First Loss Amount” means, with respect to any Recourse Contract or Idealease Recourse Contract, the sum of (a) the product of (i) the Financed Value of such Defaulted Financing Contract as of its origination date multiplied by (ii) 0.1, and, unless otherwise mutually agreed by Navistar and GE Capital, plus (b) the amount, if any, by which the Financed Value exceeds 108% of the cost of the Equipment (including applicable attachments and other accessions, freight cost and expense and Taxes in respect of such Equipment) to the applicable Dealer (in the case of Program Financings other than Navistar Program Financings) or Navistar Company (in the case of Navistar Program Financings), in each case as provided to GE Capital or its Affiliate by such Dealer or Navistar Company, as applicable, provided that GE Capital or its Affiliate shall not have any responsibility or liability for any misrepresentation or omission in respect of such information from such Dealer or Navistar Company, plus (c) any other amount agreed to in writing between GE Capital and Navistar.

“GE Public Finance, Inc.”, a Delaware corporation and an indirect Subsidiary of GECC.

“GECC” shall have the meaning set forth in the Preamble.

“GECCI” shall have the meaning set forth in the Preamble.

“Governmental Entity” means any domestic or foreign federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality.

“Guaranteed Residual Amount” shall have the meaning set forth in Section 6(b)(i).

“Idealease Contract” means each Program Financing entered into by GE Capital pursuant to this Agreement relating to a lease of Equipment by a Dealer Obligor pursuant to the Idealease Program.

“Idealease Program” means a arrangement between NFC and a Dealer (who directly or indirectly owns capital stock of, or equity interest in Idealease of North America, Inc. or Idealease Cooperative, Inc.) to provide financing options for Customers leasing or renting new

Equipment from such Dealer pursuant to (i) the Mutual Support Agreement, dated November 27, 2001 between Navistar Leasing Company (and Harco Leasing Company, Inc.) and Idealease, Inc. or (ii) the Amended and Restated Idealease National Account Protection Plan, dated November 1, 2007 among Navistar, NFC and Idealease, Inc.

“Idealease Recourse Amount” means an amount (expressed as a positive number) equal to the amount, if any, by which (i) the difference of (x) the Credit Loss Amount minus (y) the GE First Loss Amount minus (z) any amounts actually realized by GE Capital or its Affiliates pursuant to agreements or arrangements with the Idealease Dealer cooperative (if any) exceeds (ii) the Net Remarketing Proceeds for Defaulted Equipment subject to such Idealease Recourse Contract.

“Idealease Recourse Contract” means each Defaulted Financing Contract that was as of its commencement date a lease by a Dealer Obligor that was (i) not a fleet Equipment Customer and (ii) entered into by GE Capital or its Affiliate pursuant to the Idealease Program of new Navistar manufactured Equipment that was as of such commencement date subject to a manufacturer’s statement or certificate of origin.

“Indemnification Event” shall mean any event, action, proceeding, suit or claim for which a Person is entitled to indemnification under this Agreement.

“Indemnitee” means any Person entitled to indemnity pursuant to the terms of this Agreement.

“Indemnitor” means the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

“Initial Program Year” means a period commencing on the date hereof and ending on the 12-month anniversary of such date.

“ITEC Sales/Maintenance Agreement” means an agreement between a Navistar Company and equipment dealers and dealerships establishing the rights and obligations of the parties for the sale of Equipment manufactured by a Navistar Company, including accessories and service parts.

“Knowledge of GE Capital” or any similar expression shall mean the knowledge which any (i) director, officer or executive-level employee of GE Capital (including any risk manager associated with the Program) or (ii) GE Relationship Manager, in each case, has or reasonably ought to have in the prudent exercise of that individual’s duties.

“Knowledge of Navistar” or any similar expression shall mean the knowledge which any (i) director, officer or executive-level employee of a Navistar Party (including any NFC wholesale manager or risk manager); or (ii) Navistar Relationship Manager, in each case, has or reasonably ought to have in the prudent exercise of that individual’s duties.

“Law” means any statute, rule, regulation, code, order, constitution, ordinance, common law, standard, limitation, compliance schedule, written direction or treaty, whether legislatively, judicially, administratively or otherwise promulgated, of any Governmental Entity, to which the relevant Person is subject or bound.

“L/C Support Agreement” means that certain agreement as of even date herewith between GE Capital and Navistar in respect of the Acceptable Security provided by Navistar in favor of GE Capital in accordance with Section 2(f).

“Lease” means a Program Financing between GE Capital and a Customer for a specified term during which GE Capital or its Affiliate shall be the owner of the Equipment and the Customer shall be allowed use of the Equipment subject to the terms of the contract.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise including Liens arising under the federal, state or local tax Laws or the Employee Retirement Security Act of 1974, as amended), preference, priority, adverse claim, charge, or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction (other than any such financing statement filed for informational purposes only) to evidence any of the foregoing, in each case having substantially the same economic effect as any of the foregoing.

“Loan” means a Program Financing that is in the form of a secured or unsecured loan from GE Capital or its Affiliate to a Customer relating to the sale of Equipment.

“Loss Amount” means, as of any date of determination, with respect to any Defaulted Financing Contract that was at the time of origination (i) a Recourse Contract, an amount equal to the Recourse Amount as of such date or (ii) an Idealease Recourse Contract, an amount equal to the Idealease Recourse Amount as of such date.

“Loss Percentage” means, with respect to any Defaulted Financing Contract, a fraction (expressed as a percentage), (i) the numerator of which is (x) with respect to GE Capital and its Affiliates, the GE Deficiency Amount and (y) with respect to Navistar and its Affiliates, the Recourse Amount or the Idealease Recourse Amount (as applicable) and (ii) the denominator of which is the Contract Loss.

“Material Adverse Change” means (i) a material adverse change with respect to Navistar and its Subsidiaries, as a whole, from the date of this Agreement in (A) any financial or other condition thereof from the condition reflected in initial or subsequent financial statements delivered to or publicly available to GE Capital or (B) the properties, assets, business or operations thereof; (ii) the acceleration of any indebtedness of a Navistar Party for borrowed money (or any indebtedness for borrowed money guaranteed by a Navistar Party or any of its respective Affiliates) in excess of $50 million in the aggregate; or (iii) a Bankruptcy Event with respect to a Navistar Party.

“Material Arrangements” shall have the meaning set forth in Section 11(j).

“Material Transaction” means a proposed or completed (i) Program Financing or (ii) line of credit from GE Capital or its Affiliate for a Customer in respect of Program Financings, in each case, in excess of $7.5 million for any individual Program Financing or in the aggregate for any outstanding credit line for any individual Customer; provided, however, that in respect of the line of credit in clause (ii), GE Capital or its Affiliates shall be permitted to finance Program Financings in excess of $7.5 million to the extent that the Financed Value of such Program Financing does not exceed 10% of the previous amounts approved pursuant to such line of credit.

“Navistar” shall have the meaning set forth in the Preamble.

“Navistar Benefit Plans” means all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including each employment, termination or severance agreement, deferred compensation plan, incentive compensation plan, equity compensation plan, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs, stock option or restricted stock plans sponsored or maintained by any Navistar Company or any of their respective ERISA Affiliates (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of any current or former employee of any Navistar Company to which or under which or pursuant to which any Navistar Company or any of their respective Subsidiaries or ERISA Affiliates has contributed or is obligated to make contributions on behalf of any current or former employee.

“Navistar Change of Control” means, with respect to any Navistar Party, the occurrence of one or more of the following events: (i) any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date hereof), other than employee or retiree benefit plans or trusts sponsored or established by Navistar, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of a Navistar Party representing 35% or more of the combined voting power of such Navistar Party’s then outstanding voting stock; (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of such Navistar Party: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of such Navistar Party) whose appointment or election by the Board of Directors or nomination for election by such Navistar Party’s stockholders was approved by the vote of a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) the stockholders of such Navistar Party approve any Plan of Liquidation; and (iv) such Navistar Party consolidates with or merges with or into another Person, or such Navistar Party directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets to any Person, or any Person consolidates with, or merges with or into, such Navistar Party, in any such event pursuant to a transaction in which the outstanding voting stock of such Navistar Party is converted into or exchanged for cash, securities or other property, and, as a result of which, no Navistar Party has “beneficial ownership” (as set forth above), directly or indirectly, of at least 50% of the combined voting power of the then outstanding voting stock of the surviving or transferee corporation.

“Navistar Companies” shall have the meaning set forth in the Recitals.

“Navistar Designees” shall have the meaning set forth in Section 8(a).

“Navistar Financing Proposal” means a written request by Navistar to finance or lease Equipment to a Customer with sufficient credit and financial information in respect of the Customer and the proposed Program Financing Contract for GE Capital to make a reasonable determination in respect thereof.

“Navistar Parties” shall have the meaning set forth in the Preamble.

“Navistar Party Default” means (i) a material breach by either Navistar Party of any of its representations, warranties or obligations under this Agreement or under any material agreement between a Navistar Party and GE Capital or among the Parties by which a Navistar Party is bound in connection with the Program or a Program Financing, or (ii) a Material Adverse Change.

“Navistar Program Financing” means any Program Financing in which a Navistar Company (other than a Dealer) sells or transfers the Equipment directly to the Customer or GE Capital or its Affiliate, as applicable.

“Navistar Program Liabilities” means (i) any misrepresentation made by any employee or agent of the Navistar Companies or any of its Affiliates to any Customer as to the commitment of GE Capital to provide any Program Financing to such Customer or the likely availability thereof; or (ii) the use or the reliance by any Navistar Company or its Affiliates of or on, any credit, financial or other information obtained or prepared by GE Capital in connection with the credit review or underwriting of any Application or proposed Program Financing.

“Navistar Relationship Manager” shall have the meaning set forth in Section 7.

“Navistar Termination Event” means a material breach by GE Capital (i) of Sections 4 or 19, (ii) of material payment obligations of GE Capital under any of the documentation to be entered into in connection with the Program including Section 18 (other than as a result of a good faith dispute by GE Capital with respect thereto), or (iii) any other event agreed in writing by GE Capital and Navistar, in each case, which breach, if curable, is not cured within 60 days following written notice thereof from a Navistar Party, specifying the nature of such breach in reasonable detail.

“Net Book Value” means, with respect to a Program Financing (other than any Program Financing which is classified for accounting purposes as an operating lease by GE Capital or its Affiliate), as of any determination date, the value of such Program Financing, as reflected on GE Capital’s or its Affiliate’s books and records as of such date, calculated as the sum of, without duplication, (i) all accrued and unpaid sums due under the Program Financing (excluding any amounts in respect of default interest and late charges under such Program Financing); plus (ii) all future payments due during the remainder of the term of the Program Financing, with each such payment discounted to its present value from the due date thereof to the date of payment of the Net Book Value at the interest rate applicable to the Program Financing; plus (iii) with respect to a Program Financing that is classified for accounting purposes as a finance lease by GE Capital or its Affiliate, an amount equal to the residual value of the Equipment assumed by GE Capital, discounted to its present value from the due date thereof to the date of determination of the Net Book Value at the interest rate applicable to the Program Financing; plus (iv) all unpaid or accrued property, sales and other taxes (including taxes not yet billed by a jurisdiction and taxes paid by GE or its Affiliates but not yet billed to the applicable Customer), insurance premiums and other amounts due under the Program Financing; plus (v) all Collection Expenses and other out-of-pocket expenses (including attorneys’ fees), if any, incurred by GE Capital prior to receipt of the Net Book Value; plus (vi) the unamortized portion of all origination fees for such Program Financing as of such date; plus (vii) the Write Down Amount in respect of such Program Financing. For purposes of a Program Financing which is classified for accounting purposes as operating lease by GE Capital or its Affiliate, “Net Book Value” shall be equal to the value of such Program Financing, as reflected on GE Capital’s books and records as of such date, calculated as the sum of, without duplication, (1) the original Equipment cost; less (2) the accumulated depreciation taken in respect of such Equipment; plus (3) all unpaid or accrued property, sales and other taxes (including taxes not yet billed by a jurisdiction and taxes paid by GE or its Affiliates but not yet billed to the applicable Customer), insurance premiums and similar charges and all Collection Expenses and other out-of-pocket costs of GE Capital related to such Program Financing; plus (4) any unamortized initial direct costs related to the Program Financing; plus (5) the unamortized portion of all origination fees for such Program Financing as of such date; plus (6) the Write Down Amount in respect of such Program Financing.

“Net Remarketing Proceeds” means, with respect to any Defaulted Equipment, the amount by which (i) all proceeds actually realized on a sale by GE Capital or its Affiliates (directly or through a remarketing agent including a Navistar Company) of Defaulted Equipment to the extent that GE Capital or its Affiliates would be entitled to retain and apply such payments or recoveries to such Defaulted Financing Contract, under applicable Law, exceeds (ii) (without duplication with those in the definition of Recoveries) the aggregate amount of the Collection Expenses incurred by GE Capital or its Affiliates (directly or through a remarketing agent) in connection with the recovery and remarketing of such Defaulted Equipment.

“New Dealer Financing Agreement” shall have the meaning set forth in Section 14(i).

“New Navistar Facility” shall have the meaning set forth in Section 1(f)(ii).

“NFC” shall have the meaning set forth in the preamble.

“NI” shall have the meaning set forth in the preamble.

“NIC” shall have the meaning set forth in the preamble.

“Non-Assumable Action” means, with respect to any Person, any Action (i) involving any Governmental Entity, (ii) seeking injunctive relief, (iii) involving a class action, (iv) involving allegations of criminal activities, or (v) involving allegations of violations of RICO, any domestic or foreign federal or state securities laws or regulations or any domestic or foreign federal or state antitrust laws with respect to such Person.

“Non-Warranty Claim” means each Action other than a Warranty Claim.

“Notice of Acceptance” means, with respect to any Dealer, the notice with respect to such Dealer specified in Section 1(b).

“Obligor” means any Person that is an obligor, borrower or lessee under any Program Financing.

“Off Contract Equipment” means Equipment (other than (x) Defaulted Equipment or (y) Equipment repurchased by a Navistar Company or a related Dealer from GE Capital or its Affiliate pursuant to any of Sections 17(a), 17(b), 19(d) or 21(d)), as to which GE Capital or its Affiliate has a right to possession (i) as a result of the expiration of the term or early termination of the applicable Program Financing (or any portion thereof), including, any Equipment purchased from a Obligor in connection with the sale or lease of other Equipment to such Obligor, or (ii) as a result of the exercise by GE Capital or its Affiliate of its rights under the applicable Program Financing following a default by the Obligor thereunder.

“Open Account Navistar Program Financing” means any Navistar Program Financing where the Customer has purchased, as of the date of commencement of such Program Financing, the Equipment from a Navistar Company on an open account provided by a Navistar Company.

“Party” means NIC, NI, NFC or GE Capital.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

“Program” shall have the meaning set forth in the Recitals.

“Program Financing” means any contract relating to the financing of Equipment by GE Capital or its Affiliates pursuant to the terms of this Agreement, in each case (x) including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof, and any ancillary agreements relating thereto, that is in the form of a Loan, Lease or Security Agreement or other rental agreement or similar financing product offered under the Program (it being agreed that for purposes of this Agreement, each lease schedule to a master lease agreement shall be deemed to be an individual Program Financing), and (y) other than Equipment to be acquired for personal, family, household or agricultural use or for resale, and shall include any other proposed Program financing of new Equipment by GE Capital or its Affiliates, whether or not entered into in connection with this Agreement, during the period from the date hereof until the Cutover Date; provided (i) such proposed Program financing complies with the requirements of this Agreement, including requirement for prior review or approval by Navistar with respect to Material Transactions or otherwise, (ii) Navistar shall be notified in writing of the existence of such proposed Program financing within 10 days after the end of the calendar month during which the funding thereof took place, and (iii) Navistar shall have been timely paid the Base Origination Fee with respect to such Program financing due pursuant to Section 18.

“Program Office” shall have the meaning set forth in Section 1(f)(i).

“Purchase Price” means the invoiced purchase price of the Equipment; provided that such price shall not (i) exceed the published list price of equivalent equipment and (ii) include any down payment previously paid to a Navistar Company or related Dealer by the applicable Customer for the applicable Equipment or, in the case of any trade-in or upgrade of Equipment, any amount applicable to the trade-in value of the original Equipment.

“Purchaser” means, with respect to any Equipment covered or proposed to be covered by a Program Financing that is a Loan, the Person named as the purchaser of such Equipment on the purchaser agreement and invoice with respect to such Equipment constituting part of the Final Document Package applicable to such Program Financing.

“Rebadged Employee Obligations” means (i) any Navistar Benefit Plan maintained, contributed to, or obligated to contribute to, at any time, by Navistar, a Navistar Company or any ERISA Affiliate; and (ii) any and all liabilities and obligations of any nature whatsoever (accrued, contingent, matured or unmatured) arising out of, resulting from, based on or relating to (A) any Action (including any counterclaims or cross-claims), relating to any Navistar employee, arising out of or based upon or with respect to any event or circumstance occurring on or prior to the Cutover Date, whether or not pending or threatened on the date hereof or at the Cutover Date, and whether brought, made or instigated by any party, including, but not limited to, a Governmental Entity or any private Person, (B) any Rebadged Employee arising on or prior to the Cutover Date, (C) any Navistar employee, other than a Rebadged Employee, arising prior to, on or following the Cutover Date or (D) any employment matter, including but not limited to, compensation (including, but not limited to, overtime), severance, change-of-control, stay-pay, sale bonus, retention bonus or other special compensation or golden parachute agreements, contracts, plans or arrangements, including any employment agreement with any Navistar employee.

“Rebadged Employees” means any Business Employee who accepts an offer of employment and becomes an employee of GE Capital or its Affiliates.

“Recourse Amount” means, with respect to any Defaulted Financing Contract that is a Recourse Contract, an amount (expressed as a positive number) equal to the amount, if any, by which (i) the difference of (x) the Credit Loss Amount minus (y) the GE First Loss Amount exceeds (ii) the Net Remarketing Proceeds for Defaulted Equipment subject to such Recourse Contract.

“Recourse Contract” means each Defaulted Financing Contract that was as of its commencement date an acquisition or lease by a Customer of new Navistar manufactured Equipment that was subject to a manufacturer’s statement or certificate of origin (other than an Idealease Recourse Contract or a Special Recourse Contract).

“Recourse Equipment” means Defaulted Equipment subject to a Recourse Contract or Idealease Recourse Contract in respect of which GE Capital, in its reasonable discretion, determines the anticipated Contract Loss will exceed the GE First Loss Amount.

“Recourse Notice” means a notice delivered by GE Capital or its Affiliates to Navistar stating that such notice is a “Recourse Notice” for purposes of and in accordance with Section 16(b) and which notice shall be effective as of the date of the occurrence of the Credit Loss Event set forth in such notice.

“Recourse Settlement Payment” means an amount equal to the absolute value of the difference between (i) the Loss Amount and (ii) the Estimated Loss Amount.

“Recourse Settlement Statement” means a statement delivered by GE Capital or its Affiliates to Navistar stating that such statement is a “Recourse Settlement Statement” for purposes of, and setting forth the information pursuant to Section 16(c).

“Recoveries” means, with respect to any Defaulted Financing Contract, the amount by which (i) all payments or recoveries (other than Net Remarketing Proceeds) actually received by GE Capital or its Affiliates from any Person (including the Obligor), following the date on which the Recourse Settlement Statement is calculated pursuant to Section 16(c), to the extent that GE Capital or its Affiliates would be entitled to retain and apply such payments or recoveries to such Defaulted Financing Contract, under applicable Law, exceeds (ii) (without duplication with those in Net Remarketing Proceeds) the aggregate amount of the Collection Expenses incurred by GE Capital in connection with the recovery of the Contract Loss in accordance with Section 16(b).

“Refinancing” or “Refinance” means, with respect to a financing originated by Navistar or its Subsidiaries as of the date hereof or a Program Financing, (i) the prepayment in full of such financing or Program Financing with the proceeds of a new Program Financing that is funded by GE Capital or its Affiliates, (ii) any amendments or modifications effected by GE Capital or its Affiliates to the documents evidencing such financing or a Program Financing, the cumulative effect of which is (x) an extension of the final schedule maturity date of such financing or Program Financing by more than 12 months, (y) an increase by more than 25% in the outstanding principal balance or scheduled periodic principal payments in respect of such financing or Program Financing (in each case, whether due or not) or (z) an increase by more than 25% in the amount of the final payment that completely amortizes such financing or Program Financing.

“Reimbursement Amount” shall have the meaning set forth in Section 21(d)(iv).

“Relationship Manager” means any GE Capital Relationship Manager or Navistar Relationship Manager.

“Remarketing Equipment” means collectively, Defaulted Equipment and Off Contract Equipment.

“Remarketing Period” means a period (i) commencing (A) with respect to any Defaulted Equipment, upon the repossession of the applicable Equipment and (B) with respect to any Off Contract Equipment, on the date that such Equipment becomes Off Contract Equipment, and (ii) ending, in each case, on the earlier of (A) the sale of such Equipment to a Navistar Company or a third party and (B) the later of (1) 180 days after such commencement and (2) 150 days after the date that the UTC received both the Equipment and such documents required to be so delivered pursuant to Section 17(a)(i).

“Repossession Period” means, with respect to any Defaulted Equipment, a period commencing on the date of a Credit Loss Event relating thereto and ending on the earlier of (i) the repossession of such Defaulted Equipment by any of GE Capital, any of its Affiliates or their respective repossession agents (ii) 180 days from such Credit Loss Event or (iii) 180 days from the maturity date of the earliest original or extended installment remaining unpaid under the related Program Financing as of the date of repossession of such Defaulted Equipment, provided, however, that such 180-day period shall be extended one day for each day during such period that repossession of such Defaulted Equipment is delayed by litigation or operation of law.

“Residual Policy” means GE Capital’s residual policy in effect during the Term, as the same may be amended or modified from time to time by GE Capital pursuant to Section 6(b).

“Retail Subsidiary” means any direct or indirect Subsidiary of Navistar as of the date hereof that engages (as of the date hereof or hereafter) in retail Customer sales or financing of Equipment.

“Retained Retail Portfolio” means any retail Customer loans and leases of Equipment that constitutes earning assets on the books of Navistar or its Subsidiaries as of the date.

“RICO” means the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended.

“Right of First Refusal” shall have the meaning set forth in Section 1(c)(i).

“Security Agreement” means the financing of Equipment by GE Capital or its Affiliate and the grant to GE Capital or its Affiliate by the applicable Customer of a security interest in such Equipment.

“Special Damages” means special, incidental, exemplary, consequential or punitive losses or damages of any nature or lost profits.

“Special Recourse Amount” means, with respect to any Defaulted Financing Contract that is a Special Recourse Contract, an amount (expressed as a positive number) equal to the Credit Loss Amount.

“Special Recourse Contract” shall have the meaning set forth in Section 2(c)(i).

“Special Recourse Line” means an annual credit line established by GE Capital or its Affiliate to fund Special Recourse Contracts in an amount not to exceed $50 million or such other amount as determined pursuant to Section 2(c)(i).

“Specified Navistar Customers” means retail customers of Navistar or its Subsidiaries as of the date hereof (i) who are specifically identified to GE Capital as retail customers of Navistar or its Subsidiaries for purposes of Section 9(d) or (ii) whom GE Capital’s Transportation Finance Services division in good faith has actual knowledge (without any obligation to independently investigate) are customers of Navistar or its Subsidiaries.

“Specified Navistar Financing Contract” shall have the meaning set forth in Section 14(k).

“Specified Non-Assumable Action” shall have the meaning set forth in Section 9(c)(ii).

“Specified Refinance Amount” means, with respect to Idealease Program Financings Refinanced in a calendar year, an amount equal to the product of (i) the amount of the outstanding principal balance of such Idealease Program Financings Refinanced by GE Capital or its Affiliates in such calendar year in excess of $5 million multiplied by (ii) 0.03.

“Specified Surviving Entity” means, with respect to a Navistar Change of Control, any acquiring Person of such material portion of stock or asset ownership of a Navistar Party or the successor or surviving Person pursuant to a merger, consolidation or such other reorganization of a Navistar Party (i) which is an entity incorporated or organized under the laws of the United States, (ii) whose credit rating by two or more nationally recognized credit rating agencies is equal or greater to that of each such Navistar Party, (iii) whose resulting corporate structure or ownership of a Navistar Party by such Person does not give rise to any conflict with material rights or obligations of GE Capital or its Affiliates and (iv) which, in the event of a merger, consolidation or other business combination transaction, has executed and delivered or assumed (without condition), to the satisfaction of GE Capital, the Ancillary Agreements.

“Standard Form Documentation” means each form Program Financing, in the form agreed to by GE Capital and Navistar, with such modifications or additions as may be permitted pursuant to the Exceptions Manual or as may otherwise be agreed by GE Capital.

“Standard Rates” shall have the meaning set forth in Section 6(a).

“State and Local Government Lease” means a lease or lease purchase of Equipment and all related documents in the form provided by or acceptable to GE Capital, between a Navistar Party as lessor and a State and Local Government Obligor.

“State and Local Government Obligor” means a Customer which is a state or a political subdivision of the state in which it is located and which, if the State and Local Government Lease contemplates that interest income received by GE Capital shall be Tax-Exempt Income, qualifies as an issuer of a state or local bond for purposes of Section 103 of the Code.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or Controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, capital stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Tax-Exempt Income” means interest income received by GE Capital under a Program Financing for a qualified State and Local Government Obligor which is not contemplated to be included in GE Capital’s gross income under the Code.

“Tax-Exempt Program Financing” means a Program Financing for a qualified State and Local Government Obligor in respect of which the interest income derived from such Tax-Exempt Program Financing may properly be excluded from the gross income of the lesser, payee or obligee under such Program Financing pursuant to Section 103 of the Code or any predecessor thereof.

“Term” shall have the meaning set forth in Section 21(a).

“Third Party Beneficiary” shall have the meaning set forth in Section 24(f).

“Trademark License Agreement” means the Trademark License Agreement of even date herewith among the Parties.

“Transfer Date” means, with respect to any Equipment, the earliest date that each of the conditions to the payment by GE Capital or its Affiliate of the amounts financed in respect of such Equipment set forth in Section 3(a) shall have been satisfied or waived by GE Capital or its Affiliate in accordance with its terms.

“Transition Services Agreement” means the Transition Services Agreement of even date herewith among the Parties.

“Unconditional Guarantee” means the Unconditional Guarantee of even date herewith between GE Capital Equipment Finance GP and NIC.

“UTC” shall have the meaning set forth in Section 17(a)(i).

“UTC Equipment” means used or refurbished Equipment available for sale or lease to a Customer through a UTC.

“Warranty Claim” means each claim in respect of one or more Program Financings that relates to the manufacturing, function or design of Equipment.

“Wholesale Financing Transaction” means floor planning, wholesaling or distribution financing in the form of a loan, lease or other financing of Equipment where (i) the Obligor is a Dealer and (ii) such loan, lease or other financing relates to Equipment manufactured by a Navistar Company maintained or held as inventory by such Dealer for sale or lease in the ordinary course of business, in each case, where such financing is substantially similar to the type of floor planning, wholesaling or distribution financing provided by NFC as of the date hereof.

“Wind-down Costs” means the direct costs incurred by GE Capital or any of its Affiliates in connection with the wind-down of the Program administration and operations, including (i) systems and data costs and expenses related to the Program, (ii) incremental servicing costs and expenses in respect of the Program and the Program Financings, (iii) allocated real estate or other facility costs and expenses of supporting the Program and (iv) severance costs and expenses incurred by GE Capital or any of its Affiliates in respect of employees of GE Capital of its Affiliates in the greater Chicago area that are primarily employed in connection with the Program.

“Write Down Amount” means, with respect to a Program Financing, as of any determination date, all related write-downs or write-offs GE Capital is entitled to take in respect of such Program Financing in accordance with its existing write-off policies (including any such write-downs or write-offs of principal, rent, up to 90 days of accrued interest, fees, costs charges or other amounts payable by an Obligor pursuant to or due on such Program Financing and any Collection Expenses incurred as of such date), in each case, without regard to the existence or extinguishment of any right or remedy under Law to recover such amount from an Obligor in respect of such Program Financing.

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

FORM OF RECOURSE AGREEMENT

[NAVISTAR LETTERHEAD]

[            ], 20

General Electric Capital Corporation

300 E. John Carpenter Freeway

Irving, Texas 75062

Attention:	Clifford D. Clark
General Manager – Transportation Finance
GE Capital

Re: Recourse Agreement

Ladies and Gentlemen:

Reference is made to that Operating Agreement dated as of March 5, 2010 (the “Operating Agreement”) by and among General Electric Capital Corporation, a Delaware corporation, with a business address at 300 E. John Carpenter Freeway, Irving, Texas 75062 (“GECC”), GE Capital Commercial Inc., a Delaware corporation, with a business address at 6510 Millrock Drive, Salt Lake City, Utah 84121 (“GECCI”, and together with GECC, “GE Capital”), Navistar Financial Corporation, a Delaware corporation with its principal place of business and address at 425 N. Martingale Road, Schaumburg, IL 60173 (“NFC”), Navistar International Corporation, a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NIC”), and Navistar Inc., a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NI” and together with NIC, “Navistar” and together with NFC, the “Navistar Parties”). Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement.

In connection with the Operating Agreement, NIC, NI, NFC and GE Capital (each a “Party” and collectively, the “Parties”) agree as follows:

1.	Recourse Contracts. In consideration of the agreements contained in this letter and subject to the provisions hereof, GE Capital has agreed pursuant to Section 1(c)(i) of the Operating Agreement to provide financing capabilities to (“Customer”) for Equipment manufactured and/or distributed by a Navistar Company as more fully described on Annex 1. GE Capital’s financing to Customer shall be through the Special Recourse Line, and the proposed Program Financing, if approved, shall constitute a Special Recourse Contract.

2.	Recourse. With respect to the Special Recourse Contract relating to the Customer, GE Capital and each of the Navistar Parties agree to the following terms:

a.	[ ];

b.	[ ]; and

c.	[ ].

3.	Miscellaneous. The failure of any Party at any time to require performance of any provision hereof shall not affect the right to require full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision shall not constitute a waiver of any subsequent breach or nullify the effectiveness of such provision. Without limiting the foregoing, Section 24 of the Operating Agreement is incorporated by reference into this letter agreement, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

NAVISTAR FINANCIAL CORPORATION

By:
Name:
Title:

NAVISTAR INTERNATIONAL CORPORATION

By:
Name:
Title:

NAVISTAR INC.

By:
Name:
Title:

Acknowledged and agreed:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GE CAPITAL COMMERCIAL INC.

By:
Name:
Title:

ANNEX 1

EXHIBIT D

FORM OF DOCUMENT INDEMNITY LETTER

[NAVISTAR LETTERHEAD]

[            ], 20

General Electric Capital Corporation

300 E. John Carpenter Freeway

Irving, Texas 75062

Attention:	Clifford D. Clark
General Manager – Transportation Finance
GE Capital

Re: Indemnification Relating to Document Deficiencies

Ladies and Gentlemen:

Reference is made to that Operating Agreement dated March 5, 2010 (the “Operating Agreement”) by and among General Electric Capital Corporation, a Delaware corporation, with a business address at 300 E. John Carpenter Freeway, Irving, Texas 75062 (“GECC”), GE Capital Commercial Inc., a Delaware corporation, with a business address at 6510 Millrock Drive, Salt Lake City, Utah 84121 (“GECCI”, and together with GECC, “GE Capital”), Navistar Financial Corporation, a Delaware corporation with its principal place of business and address at 425 N. Martingale Road, Schaumburg, IL 60173 (“NFC”), Navistar International Corporation, a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NIC”), and Navistar Inc., a Delaware corporation with its principal place of business and address at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 (“NI” and together with NIC, “Navistar” and together with NFC, the “Navistar Parties”). Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement.

In connection with the Operating Agreement, NIC, NI, NFC and GE Capital (each a “Party” and collectively, the “Parties”) agree as follows:

4.	Generally. A Navistar Party has requested that GE Capital enter into a Transaction with (the “Transaction”) on documentation with deficiencies identified by GE Capital or on documentation that is not acceptable to GE Capital in respect of Program Financing Transactions under the Program. Any such documentation, together with any ancillary agreements or documents related thereto, are collectively referred to as the “Documents”. GE Capital has agreed to enter into such Transaction and to finance the related Equipment, provided that NIC and NI jointly and severally agree to indemnify and hold harmless GE Capital with regard to the following deficiencies in the Documents (the “Document Deficiencies”):

a.	[ ];

b.	[ ]; and

c.	[ ].

5.	Indemnification. NIC and NI, jointly and severally, agree to indemnify and hold harmless GE Capital against any and all losses, claims, liabilities, demands and expenses whatsoever, including reasonable attorneys’ fees and costs (“Damages”) which GE Capital incurs as a result of or arising from the Document Deficiencies in accordance with the procedures set forth in Section 19 of the Operating Agreement.

6.	Miscellaneous. Section 24 of the Operating Agreement is incorporated by reference into this letter agreement, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

NAVISTAR FINANCIAL CORPORATION

By:
Name:
Title:

NAVISTAR INTERNATIONAL CORPORATION

By:
Name:
Title:

NAVISTAR INC.

By:
Name:
Title:

Acknowledged and agreed:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GE CAPITAL COMMERCIAL INC.

By:
Name:
Title:

EXHIBIT E

PROGRAM CAPABILITIES

In accordance with the terms of the Operating Agreement and related Ancillary Agreements, GE Capital shall maintain the following services for the Program:

Marketing & Communications

•	Establish periodic national based sales programs in conjunction with various Navistar vehicle centers to support the sale of International products

•	Establish periodic Dealer or Regional based sales programs deemed appropriate

•	Provide Co-branded point of sale marketing collateral for dealers

•	Access to distribution of marketing collateral, programs, incentives or other communications in the monthly retail customer invoicing process

•	Administer Annual Dealer and Customer Satisfaction Surveys

•	Provide representation and support for Diamond Club Program and Annual Idealease Meetings

Retail Product & Service Capabilities

Product Capabilities

•	Commercial term loans

•	Leases- including FMV, TRAC, Finance Leases

•	Municipal (SLG) Financings

Credit Processing Capabilities

•	Web-based dealer origination systems

•	Online quote capability

•	Online credit submission and credit decision capability

Documentation Processing Capabilities

•	Online dealer self-service capability for preparing retail loan and lease documents

Dealer Funding Capabilities

•	Same day funding for completed and final document packages received by 1:00pm central time (98% funded same day)

•	Online funding notification

•	Email access to executed customer documents

•	Fund from completed and final title application (Subject to GE approval)

Account Servicing Capabilities

•	On-line billing and payment services

•	Customer service support Monday – Friday; 7am-7pm central time

E-1

•	Average Speed to Answer – 20 seconds

•	Release of title/lien for paid in full assets within 10 business days for standard transactions

•	Release of lien/title for Idealease transactions and dealers within 2 business days

•	Payoff Quotes

E-2

EXHIBIT F

NAVISTAR SERVICES

In accordance with the terms of the Operating Agreement and related Ancillary Agreements, Navistar shall provide the following services to the Program:

•	Promote and introduce the Program as preferred financing source.

•	Incorporate and provide Program materials and references into standard sales literature.

•	Refer Customers and Dealers that express interest in financing to the Program.

•	Provide to sales force and Dealers the proper documentation to secure financing under the Program.

•	Permit GE Representatives the same rights as Navistar employees to attend product reviews of Navistar Companies’ Equipment suppliers.

•	Provide reasonable and customary access to NIC truck sales personnel, used truck centers and the dealer network.

•	Provide reasonable access to historical credit and portfolio information on existing Program customers.

F-1

EXHIBIT G

FINANCIAL DATA REPORTS

Reports to be provided by GE to Navistar

From time to time, at the reasonable request of Navistar (in each case, made by and through the Relationship Manager), GE shall provide Navistar with its standard reporting package (it being understood that certain reports will be provided in different frequencies ie monthly, quarterly, annually) for a program of this type. In addition, subject to the last sentence of this paragraph, GE shall provide other such information as indicated below and such other information as shall be reasonably agreed by the parties from time to time in the event that GE’s standard operating package does not include information as outlined below. Information included in the reporting package will be appropriately segmented by region, dealer, customer, Financial product type (Debt, TRAC, FMV, SLG, etc), Collateral Type (Heavy, SS, Medium, etc.), risk profile, time periods and other such segmentation traditionally reviewed by Navistar. Navistar shall cause the Navistar Companies to provide to GE Capital in a timely manner such information as necessary to prepare the foregoing reporting packages as is not otherwise reasonably available to GE Capital and is available from Navistar without undue burden or expense.

General information to be reviewed on a periodic basis includes the following:

# of Quotes / % Deals Quoted
Acquisition Volume

Finance Market Share
# PALs
Credit Applications Received
Credit Approval Turn Time
Approval Rate Approval turn times Approval% by Credit Score/Risk Rating Transactions approved Transactions declined
Booking Rate
Funding Turn Time
Idealease Reserve Balances
Rates/Yields on Approvals
Rates/Yields on Deals Booked
Repo Frequency
30 day past due
60 day past due
90 day past due

G-1

Loss %
Loss Recoveries
Probability of Default
Loss Given Default
PAL Availability Review Idealease Line Review / Dealer

Critical Account List

Defaulted contracts/litigation status update

G-2

EXHIBIT H

COMMISSION SCHEDULE FOR UNITS SOLD BY UTC

AND RECONDITION EXPENSE LIMITS

1.	UTC Commission for wholesale sales of Defaulted Equipment or Off Contract Equipment:	5% of gross sales price for such Defaulted Equipment or Off Contract Equipment

2.	UTC Commission for retail sales of Defaulted Equipment or Off Contract Equipment:	10% of gross sales price for such Defaulted Equipment or Off Contract Equipment

3.	UTC may incur expenses in connection with the reconditioning or refurbishment of any Defaulted Equipment or Off Contract Equipment in an amount not to exceed (i) $500 or the amount required to meet minimal Department of Transportation requirements, in each case in respect of any retail sales of such Defaulted or Off Contract Equipment, (ii) $250 or the amount required to meet minimal Department of Transportation requirements, in each case in respect of any wholesale sales of such Defaulted or Off Contract Equipment. Any additional expenses must be jointly approved by the UTC and GE Capital.

H-1